UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LHC GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

LHC GROUP, INC.

420 West Pinhook Road, Suite A

Lafayette, Louisiana 70503

To Our Stockholders:

You are cordially invited to attend the 2013 annual meeting of stockholders of LHC Group, Inc. to be held on Thursday, June 20, 2013, at 10:00 a.m. (Central time), at our principal executive offices located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Regardless of whether you plan to attend the annual meeting in person, I urge you to submit your proxy as soon as possible to assure your representation at the annual meeting. For your convenience, you can submit proxy and voting instructions in any one of the following ways:

•	Via the Internet. You may submit your proxy and voting instructions via the Internet by following the instructions provided on your proxy card;

•	By Telephone. You may submit your proxy and voting instructions by calling the toll-free number found on your proxy card; or

•	By Mail. You may submit your proxy and voting instructions by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided.

Even if you submit your proxy, if you attend the annual meeting, you may withdraw your proxy and vote your shares of our common stock in person.

We look forward to seeing you at the annual meeting.

Sincerely,
Keith G. Myers
Chief Executive Officer

May 7, 2013

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS BY INTERNET, TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT

PROMPTLY IN THE ENVELOPE PROVIDED.

LHC GROUP, INC.

420 West Pinhook Road, Suite A

Lafayette, Louisiana 70503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 20, 2013

To the Stockholders of LHC Group, Inc.:

Notice is hereby given that the annual meeting of stockholders of LHC Group, Inc. will be held at our principal executive offices located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, on Thursday, June 20, 2013 at 10:00 a.m. (Central time), for the following purposes:

1.	To elect the four Class II director nominees, who are named in the accompanying proxy statement, nominated by our board of directors to serve for a term of three years and until their successors are elected and qualified;

2.	To adopt, on an advisory basis, a resolution approving the compensation of our named executive officers;

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

4.	To approve the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 25, 2013 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Your attention is directed to the proxy statement accompanying this notice for more complete information regarding the matters to be acted upon at the annual meeting.

Our board of directors unanimously recommends stockholders vote (1) FOR the election of the four Class II director nominees, who are named in the accompanying proxy statement, (2) FOR the adoption, on an advisory basis, of the resolution approving the compensation of our named executive officers, (3) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013 and (4) FOR the approval of the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan.

Our stockholders are cordially invited to attend the annual meeting in person.

By Order of the Board of Directors

Keith G. Myers
Chief Executive Officers

May 7, 2013

IMPORTANT

YOUR PROXY IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENVELOPE PROVIDED.

LHC GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 20, 2013

The 2012 annual report to stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about May 7, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING

AND VOTING

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote your shares of our common stock at our 2013 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 25, 2013, the record date for the annual meeting, and are therefore entitled to vote at the annual meeting. This proxy statement, along with a proxy card or voting instruction form and the 2012 annual report, is being mailed to stockholders beginning on or about May 7, 2013. We have made the proxy statement and 2012 annual report available to you on the Internet and we have delivered printed materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

What is a proxy?

A proxy is your legal designation of another person to vote your shares of our common stock. The written documents providing notice of the annual meeting and describing the matters to be considered and voted on are called a “notice” and a “proxy statement,” respectively. The document used to designate a proxy to vote, and to provide voting instructions on how to vote, your shares of our common stock at the annual meeting is called a “proxy card.” Collectively, the notice, proxy statement and proxy card are called the “proxy materials.” Our board of directors has designated two of our officers, Keith G. Myers and Donald D. Stelly, as proxies for the annual meeting.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m. (Central Time), on Thursday, June 20, 2013, at our principal executive offices located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Who is soliciting my proxy?

Our board of directors is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2013 annual meeting of stockholders, whether or not you attend in person. By submitting your proxy and voting instructions via the Internet or by telephone, or by completing, dating, signing and returning a proxy card or voting instruction form, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

On what matters will I be voting?

At the annual meeting, our stockholders will be asked to vote on the following matters:

1.	the election of the four Class II director nominees, who are named in this proxy statement, nominated by our board of directors to serve for a term of three years and until their successors are elected;

2.	the adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers, as described in this proxy statement;

3.	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	the approval of the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan.

Our stockholders will also be asked to consider any other business that properly comes before the annual meeting. We do not expect any matters to be presented for action at the meeting other than the items described in this proxy statement. For more information on the matters to be considered at the annual meeting, see “Could other matters be considered and voted upon at the annual meeting?” below.

How does the board of directors recommend that I cast my vote?

The board of directors unanimously recommends that you vote:

1.	FOR the election of all of the Class II director nominees;

2.	FOR the adoption, on an advisory basis, of the resolution approving the compensation of our named executive officers;

3.	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2013; and,

4.	FOR the approval of the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan.

We do not expect any matters to be presented for action at the meeting other than the items described in this proxy statement. By submitting your proxy and voting instructions via the Internet or by telephone, or by completing, dating, signing and returning a proxy card or voting instruction form you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You have one vote for every share of our common stock that you owned on April 25, 2013, the record date.

How many votes can be cast by all stockholders?

As of the record date, we had 17,590,679 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Our bylaws provide that the presence at the annual meeting, whether in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote in the election of directors constitutes a quorum necessary to properly convene a meeting of our stockholders. The inspector of elections will determine whether a quorum exists. Abstentions will be treated as shares present for quorum purposes, but broker non-votes will not be counted as present for purposes of a quorum, as they are not shares entitled to vote in the election of directors. For more information, see “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?” below.

How do I vote?

Stockholder of Record.

If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the proxy statement, along with a proxy card, were sent directly to you by us.

If you are a stockholder of record, there are four ways to ensure your shares of our common stock are represented and voted at the annual meeting:

•	Via the Internet. You may submit your proxy and voting instructions via the Internet at the web address shown on your proxy card;

•	By Telephone. You may submit your proxy and voting instructions by calling the toll-free number found on your proxy card;

•	By Mail. You may submit your proxy and voting instructions by completing, dating and signing the proxy card and returning it promptly in the envelope provided; or

•

In Person. You may vote your shares of our common stock in person at the annual meeting. If you desire to vote your shares of our common stock in person at the annual meeting, please request a ballot when you arrive.

Only the latest dated proxy received from you, whether via the Internet, or by telephone or mail, will be voted at the annual meeting. If you submit your proxy and voting instructions via the Internet or by telephone, please do not mail your proxy card.

Beneficial Owner of Shares Held in Street Name.

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the Internet or by telephone if the bank, broker, trustee or other nominee offers these options or by signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions for submitting your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, date, sign and return a proxy or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you do not provide voting instructions on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which your holder of record does not have discretionary authority to vote. If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under the applicable rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under the applicable rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the applicable rules, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal and all other proposals are non-discretionary proposals. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm. Whereas, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to the election of the four Class II director nominees, the approval, on an advisory basis, of the compensation of our named executive officers or the approval of the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be considered present at the annual meeting for purposes of determining the existence of a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

No. 1: Election of four Class II director nominees	For all nominees; withhold vote for all nominees; or for all nominees except for nominees indicated	Plurality of votes cast	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on the proposal	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on the proposal	Treated as votes against	N/A

No. 4: Approval of the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan	For, against or abstain	Affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on the proposal	Treated as votes against	No effect

In contested elections (where the number of nominees exceeds the number of directors to be elected) and in uncontested elections, our directors are elected by a plurality of the votes cast. Under our bylaws, all other matters require the affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote on the proposal.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock by notice in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date or by voting in person at the annual meeting. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

How will votes be counted?

An inspector of elections will be appointed to, among other things, determine the number of shares of our common stock outstanding on the record date, the number of shares of our common stock represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results of the matters considered at the annual meeting.

Who pays for soliciting proxies?

We pay all expenses of soliciting proxies for the annual meeting. In addition to solicitations by mail, arrangements have been made for brokers and other nominees to send proxy materials to the beneficial owners, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, e-mail, personal interview or other means.

Could other matters be considered and voted upon at the annual meeting?

The board of directors does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our bylaws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, the proxy holders will vote the proxies in their discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of our common stock.

Do I need identification to attend the annual meeting in person?

Yes, please bring proper identification. If you are a beneficial owner, please bring acceptable proof of ownership, such as a letter from your broker, bank, trustee or other nominee or an account statement showing that you beneficially owned shares of our common stock on the record date.

How can stockholders present proposals and director nominations for our 2014 annual meeting?

If a stockholder wants to have a proposal formally considered at our 2014 annual meeting of stockholders and included in our 2014 proxy statement, we must receive the proposal in writing at our principal executive offices by January 7, 2014, and the proposal must comply with applicable rules of the Securities and Exchange Commission (“SEC”).

If a stockholder wants to make a proposal or submit a director nomination for consideration at our 2014 annual meeting of stockholders but does not wish to have it included in our proxy statement, we must receive the proposal in writing at our principal executive offices no earlier than February 6, 2014 and no later than March 8,

2014. If the date of the 2014 annual meeting of stockholders is more than 30 days before or after June 20, 2014 (the anniversary date of the 2013 annual meeting of stockholders), to be timely, the stockholder must deliver notice no later than the close of business on the later of 90 days prior to the 2014 annual meeting of stockholders or 10 days following the day on which the company first makes public announcement of the date of the 2014 annual meeting of stockholders. See the section titled “The Board of Directors and Corporate Governance – Director Nominee Evaluation Process” for additional information about stockholder nominations. All stockholder proposals and director nominations must comply with the requirements of our bylaws. The requirements of our bylaws are separate from and in addition to the applicable rules of the SEC that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

The address of our principal executive offices to which proposals and nominations should be directed is 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 20, 2013

This proxy statement and our Annual Report for the fiscal year ended December 31, 2012 are available at http://investor.lhcgroup.com/annuals.cfm.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

Our board of directors has reviewed the independence of each of our directors in light of the definition of “independent director” as that term is defined in the applicable listing standards of the Nasdaq Stock Market, LLC (“NASDAQ”). As a result of this review, we affirmatively determined that all of the directors are independent, with the exception of Keith G. Myers, our Chief Executive Officer, and John L. Indest, who was employed by the company until August 31, 2011 and currently serves as a consultant to the company.

In determining the independence of each director pursuant to the applicable rules, we evaluated four relationships that did not constitute related party transactions and, therefore, do not require disclosure pursuant to Item 404(a) of Regulation S-K. In considering whether Dan S. Wilford qualifies as an independent director, we reviewed the company’s employment arrangement with Ned B. Wilford, the brother of Dan Wilford. We concluded that the employment arrangement did not disqualify Dan Wilford as an independent director. Second, in considering whether Senator John B. Breaux qualifies as an independent director, we reviewed the company’s relationship with Patton Boggs, which provides consulting services to the company, and of which Senator Breaux is Senior Counsel. We concluded that the relationship did not disqualify Senator Breaux as an independent director. Third, in considering whether Congressman W.J. “Billy” Tauzin qualifies as an independent director, we reviewed the company’s relationship with Alston & Bird, which provides legal and policy related services to the company, and of which Congressman Tauzin serves in a consulting capacity as Special Legislative Counsel. We concluded that the relationship did not disqualify Congressman Tauzin as an independent director. Finally, in considering whether Christopher S. Shackelton qualifies as an independent director, we reviewed the company’s relationship with Coliseum Capital Management, LLC, which beneficially owns more than 10% of our outstanding shares of common stock, and of which Mr. Shackelton is the managing partner. We concluded that the relationship did not disqualify Mr. Shackelton as an independent director.

Board Leadership Structure; Succession Planning

Our board of directors currently combines the role of Chairman of the Board with the role of Chief Executive Officer. We have also established a Lead Director position held by an independent director to further strengthen our governance structure. We believe this structure provides an efficient and effective leadership model for the company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy, while appointing a Lead Director ensures that an independent director serves in a board leadership position, allowing the independent directors to effectively oversee company management and key issues related to strategy, risk and integrity. To further assure effective independent oversight, we have adopted a number of governance practices, including:

•	executive sessions of the independent directors after every board meeting; and

•	annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.

Congressman Tauzin has served as our Lead Director since January 2005. The Lead Director’s duties include preparing and reviewing agendas and minutes of committee meetings and pertinent board issues and presiding at regularly scheduled executive sessions and other meetings of the independent directors.

We recognize that no single leadership model is right for all companies and that, depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, might be appropriate. Accordingly, our board of directors periodically reviews our leadership structure.

A key responsibility of the Chief Executive Officer and the board of directors is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the company. Each year, succession-planning reviews are held at every significant organizational level of the company. During this review, the Chief Executive Officer and the members of the Nominating and Corporate Governance Committee discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which the company makes ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.

In addition, the Chief Executive Officer maintains in place at all times, and reviews with the Nominating and Corporate Governance Committee, a confidential plan for the timely and efficient transfer of his responsibilities in the event of an emergency or his sudden incapacitation or departure.

Risk Oversight

Our enterprise risk management is an overarching ongoing governance process for identifying, ranking, and managing the risks of our business. Top risks that have been identified through this process are managed by the executive team and assigned to the senior managers responsible for coordinating the monitoring, reporting and risk mitigation activities associated with such risks, which may be financial, operational or strategic in nature. Senior managers periodically provide detailed reports to the board of directors or its committees. Accountability to a committee of the board of directors is based on the nature of the risk and the applicable responsibilities of the committee. For all other risks not applicable to a committee, accountability is with the board of directors. For example, financial related risks are reviewed with the Audit Committee, governance related risks are reviewed by our Nominating and Corporate Governance Committee, while strategic risks are reviewed with the full board. The board of directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with our compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in our practices and policies.

Based on the results of the Compensation Committee’s risk assessment, management has concluded that our current compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Our management also believes that our incentive compensation arrangements do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Committees and Meetings of the Board of Directors

During 2012, the board of directors held four meetings and took additional action, from time to time, by unanimous written consent. All of our directors attended at least 75% of the aggregate number of meetings held in 2012 by the board of directors and its committees on which he or she served, except for Kenneth E. Thorpe who missed the May meetings due to a previously scheduled speaking engagement and the November meetings due to a previously scheduled teaching conflict. We have established a policy encouraging all members of the board of directors to attend each annual meeting, particularly with respect to those directors who are up for election at any such annual meeting. Four members of the board of directors attended the 2012 annual meeting.

We have adopted a policy relating to executive sessions of the board of directors. Under this policy, no less frequently than semi-annually, the board of directors is required to meet in executive sessions in which independent directors meet separately from the non-independent directors and members of management. Although the policy only requires semi-annual meetings in executive sessions, the board of directors has an executive session after each board meeting, and, as a result, the independent members of the board of directors held four executive sessions during 2012.

We have established five committees of the board of directors: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Clinical Quality Committee and the

Corporate Development Committee, each of which is briefly described below. The following table shows the current membership of these committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Clinical Quality	Corporate Development
Monica F. Azare		X*		X
John B. Breaux		X	X
Ted W. Hoyt	X	X
John L. Indest				X*
George A. Lewis	X*
Ronald T. Nixon			X		X*
Christopher S. Shackelton	X				X
W. J. “Billy” Tauzin		X	X
Kenneth E. Thorpe				X	X
Dan S. Wilford	X		X*	X

*	Committee Chair

Audit Committee

During 2012, the Audit Committee held nine meetings and took additional action by unanimous written consent. The current members of the Audit Committee are Messrs. Hoyt, Lewis, Shackelton and Wilford, with Mr. Lewis serving as Chair. We have determined that each member of the Audit Committee is “independent” as defined in Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of NASDAQ, including rules specifically governing Audit Committee members. We have also determined that Mr. Lewis is an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K. A description of Mr. Lewis’ qualifications with regard to his status as an audit committee financial expert can be found in the biographical information set forth in the section titled “Information about Director Nominees, Continuing Directors and Management.”

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and the charter of the Audit Committee is available on our website at www.LHCGroup.com under Corporate Governance.

The Audit Committee performs the following functions, among others:

•

Selects our independent audit firm (whose duty it is to audit the financial statements of the company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and engagement fees and terms, as well as all significant, permitted non-audit services by our independent auditors;

•	Meets with the independent auditors and management of the company to review and discuss the scope of the audit and all significant matters related to the audit;

•	Reviews the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	Reviews the company’s financial statements and discusses them with management and the independent auditors;

•	Reviews and discusses with management our earnings reports and press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	Reviews and discusses with management our quarterly reports on Form 10-Q and annual reports on Form 10-K;

•	Reviews and approves any proposed transaction with any affiliate, in accordance with our written policy with respect to related person transactions;

•	Reviews the effectiveness of our compliance program with management;

•	Annually reviews and implements the Audit Committee charter and reports to the board of directors regarding activities of the Audit Committee; and

•	Performs an annual performance evaluation of the Audit Committee.

Additional information regarding the Audit Committee and its processes and procedures for the consideration and approval of related party transactions can be found in the section titled “Certain Relationships and Related Transactions.”

Compensation Committee

During 2012, the Compensation Committee held four meetings and took additional action by unanimous written consent. The current members of the Compensation Committee are Ms. Azare and Messrs. Breaux, Hoyt and Tauzin, with Ms. Azare serving as Chair. We have determined that each of the members of the Compensation Committee is an “independent director” as defined under the listing standards of NASDAQ, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

The charter of the Compensation Committee is available on our website at www.LHCGroup.com under Corporate Governance. The Compensation Committee performs the following functions, among others:

•

Annually reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates the performance of the company’s Chief Executive Officer with respect to these goals and objectives;

•	Determines and approves the compensation of our Chief Executive Officer based on such evaluation;

•	Reviews, evaluates and approves the compensation of our other executive officers;

•	Makes recommendations to the board of directors regarding our equity-based and incentive compensation programs;

•	Annually reviews and implements the Compensation Committee charter and reports to the board of directors regarding activities of the Compensation Committee; and

•	Performs an annual performance evaluation of the Compensation Committee.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee deems appropriate. In 2010, the Compensation Committee delegated authority to the committee Chair and our Chief Executive Officer to approve incentive awards under our long-term incentive plans to participants who are not subject to Section 16 of the Exchange Act, provided such awards are consistent with the previously approved methodology for determining awards. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of the executive compensation can be found in the section titled “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

During 2012, the Nominating and Corporate Governance Committee held two meetings and took additional action by unanimous written consent. The current members of the Nominating and Corporate Governance Committee are Messrs. Breaux, Nixon, Tauzin and Wilford, with Mr. Wilford serving as Chair. We have determined that the members of the Nominating and Corporate Governance Committee are independent directors under the listing standards of NASDAQ.

The charter of the Nominating and Corporate Governance Committee is available on our website at www.LHCGroup.com under Corporate Governance. The Nominating and Corporate Governance Committee performs the following functions, among others:

•

Recommends to the board of directors for its approval proposed nominees for board membership after evaluating the proposed nominee and making a determination as to the proposed nominee’s qualifications to be a board member;

•	Evaluates the performance of each existing director before recommending to the board of directors his or her nomination for an additional term as a director;

•

Annually reviews and implements the Nominating and Corporate Governance Committee charter and reports to the board of directors regarding activities of the Nominating and Corporate Governance Committee; and

•	Performs an annual performance evaluation of the Nominating and Corporate Governance Committee.

Clinical Quality Committee

During 2012, the Clinical Quality Committee held four meetings. The current members of the Clinical Quality Committee are Ms. Azare and Messrs. Indest, Thorpe and Wilford, with Mr. Indest serving as Chair.

The charter of the Clinical Quality Committee is available on our website at www.LHCGroup.com under Corporate Governance. The Clinical Quality Committee performs the following functions, among others:

•	Advises our clinical leadership of leading edge strategies, including clinical practices to be evaluated for company adoption;

•	Monitors our performance on established internal and external benchmarking regarding clinical performance and outcomes;

•	Oversees and evaluates the effectiveness of our performance improvement and quality plans;

•	Facilitates the development of industry best-practices based on internal and external data comparisons;

•	Fosters enhanced awareness of our clinical performance by the board of directors and appropriate external sources;

•	Establishes a long-term, strategic clinical vision for the company;

•	Makes recommendations to the board of directors with respect to our overall quality, safety, and performance improvement initiatives;

•	Makes regular reports to the board of directors concerning the activities of the Clinical Quality Committee;

•	Annually reports to the board of directors certain company statistical information as required by The Joint Commission, a healthcare accreditation organization;

•	Annually reviews and implements the Clinical Quality Committee charter and reports to the board of directors regarding activities of the Clinical Quality Committee; and

•	Performs an annual performance evaluation of the Clinical Quality Committee.

Corporate Development Committee

During 2012, the Corporate Development Committee held one meeting. The current members of the Corporate Development Committee are Messrs. Nixon, Shackelton and Thorpe, with Mr. Nixon serving as Chair.

The charter of the Corporate Development Committee is available on our website at www.LHCGroup.com under Corporate Governance. The Corporate Development Committee performs the following functions, among others:

•	Develops long-term corporate development strategies;

•	Works with management to develop acquisition strategies;

•	Reviews progress on corporate development strategies;

•	Reports evaluations and recommendations relating to corporate development strategies to the board of directors;

•	Annually reviews and implements the Corporate Development Committee charter and reports to the board of directors regarding activities of the Corporate Development Committee; and

•	Performs an annual performance evaluation of the Corporate Development Committee.

Special Committee

On March 12, 2012, the board of directors authorized a special committee, comprised of Messrs. Nixon, Breaux, Tauzin and Wilford, with Mr. Nixon serving as Chair, with the power and authority to oversee the company’s strategic alternatives review process. Mr. Nixon received additional fees paid in cash of $60,000 in connection with his chairmanship of the special committee of the board of directors. The other special committee members did not receive additional compensation for their service on the special committee. The company’s strategic alternatives review process ended on June 11, 2012.

Director Nominee Evaluation Process

The Nominating and Corporate Governance Committee is responsible for seeking individuals qualified to become board members, conducting appropriate inquiries into the backgrounds and qualifications of possible board nominees and proposing nominees for board membership to the board of directors for its approval. The Nominating and Corporate Governance Committee will consider candidates for board membership suggested by its members and other board members, as well as by management and stockholders.

The Nominating and Corporate Governance Committee seeks to ensure that the composition of the board of directors at all times reflects a variety of complementary experiences and backgrounds sufficient to provide sound and prudent guidance with respect to the operations and interests of the company. The Nominating and Corporate Governance Committee will evaluate prospective nominees considering certain factors, including:

•	the commitment of the prospective nominee to represent the long-term interests of our stockholders;

•	the prospective nominee’s standards of character and integrity;

•	the prospective nominee’s financial literacy;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s independence and absence of any conflicts of interest that would interfere with his or her performance as a director; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the board of directors.

The Nominating and Corporate Governance Committee strives to ensure that at least one member of the board of directors meets the criteria for an “audit committee financial expert,” as defined by Item 407(d)(5) of

Regulation S-K, and that a majority of the members of the board of directors meet the definition of “independent director” under the listing standards of NASDAQ. The Nominating and Corporate Governance Committee also believes it appropriate for certain members of management to participate as members of the board. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems are in the best interests of the company and its stockholders, such as the current composition of the board of directors, the balance of management and independent directors and the need for specialized expertise.

Annually, the Nominating and Corporate Governance Committee reviews with the full board the appropriate experience, skills and characteristics expected of the board members in the context of the current make-up of the board of directors. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s annual review includes assessing the diversity of the board of directors and whether board members possess certain skills, such as an understanding of financial statements and financial reporting systems, an understanding of the healthcare industry, experience in operations, experience in governmental matters and experience in acquisitions. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. If, as a result of the assessment, the Nominating and Corporate Governance Committee determines that adding or replacing a director is advisable, the Nominating and Corporate Governance Committee initiates a search for a suitable candidate to fulfill the board’s needs from a diverse pool of candidates.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of the need for additional skills or experience from new board members. If any member of the board of directors does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the full board decides not to re-nominate a current board member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience for a new nominee in light of the criteria for board members described above. The Nominating and Corporate Governance Committee considers new candidates for the board of directors recommended by current members of the board or members of management. In addition, the Nominating and Corporate Governance Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. The Nominating and Corporate Governance Committee also considers director candidates recommended by eligible stockholders. The criteria employed by the Nominating and Corporate Governance Committee in evaluating potential nominees do not differ based on whether the candidate is recommended by a stockholder of the company.

A stockholder who wishes to recommend a prospective nominee for the board of directors to the Nominating and Corporate Governance Committee should submit a written notice by mail to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date the company’s notice of annual meeting was first sent to stockholders in connection with the previous year’s annual meeting.

Stockholder recommendations to the Nominating and Corporate Governance Committee should include, at a minimum:

•	the candidate’s name, age, business addresses and other contact information;

•

a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to the applicable rules of the SEC;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the stockholder(s) of record making such a recommendation.

Stockholders may also continue to make their own direct nominations to the board of directors, for election at an annual or special meeting of the stockholders, in accordance with the procedures set forth in our bylaws relating to stockholder nominations. To be timely, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than 60 or more than 90 days prior to the first anniversary of the date on which we first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no proxy materials were mailed by us in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made. There have been no changes to the procedures by which stockholders may recommend nominees to our board of directors, as set forth above, since our disclosure of such procedures in the definitive proxy statement for our 2012 annual meeting of stockholders. Neither our Corporate Secretary nor the Nominating and Corporate Governance Committee has received any nominations from any of our stockholders in connection with the 2013 annual meeting.

Stockholder Communications with the Board of Directors

The board of directors accepts communications sent by our stockholders. Stockholders may communicate with the board of directors (or with specified individual directors) by writing to them at LHC Group, Inc., c/o Corporate Secretary, 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Communications should be sent by overnight or certified mail, return receipt requested. All written communications received from our stockholders will be forwarded promptly to the member(s) of the board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the board, the communication will be forwarded to all members of the board.

Compensation Committee Interlocks and Insider Participation

Ms. Azare and Messrs. Breaux, Hoyt, Lewis and Tauzin served as members of the Compensation Committee of the board during 2012. None of the members of the Compensation Committee during 2012 was, during 2012 or formerly, an officer or employee of the company. During 2012, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or the Compensation Committee.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

In compliance with requirements of both the SEC and the listing standards of NASDAQ, we have adopted a Code of Conduct and Ethics applicable to all of our directors, officers and employees. Our Code of Conduct and Ethics and our Corporate Governance Guidelines can be found on our website at www.LHCGroup.com under Corporate Governance. Both are available in print upon request.

2012 DIRECTOR COMPENSATION

The following table sets forth the cash and equity compensation that we paid to our non-employee directors during 2012:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total ($)
John Indest (3)	51,996	55,419	107,415
W.J. Tauzin	74,004	55,419	129,423
Ted W. Hoyt	54,000	55,419	109,419
George A. Lewis	61,221	55,419	116,640
John B. Breaux	47,284	55,419	102,703
Ronald T. Nixon (4)	118,238	55,419	173,657
Dan S. Wilford	53,996	55,419	109,415
Monica F. Azare	57,996	55,419	113,415
Christopher S. Shackelton (5)	8,000	—	8,000
Kenneth E. Thorpe	47,283	55,419	102,702

(1)	Amounts reflect the total cash compensation earned by or paid to each director in fiscal year 2012 in connection with board and committee retainers and meeting fees.
(2)	Reflects the aggregate grant date fair value of the restricted stock awards on the grant date. The grant date fair value of the awards is determined pursuant to Accounting Standards Codification 718 and is based on the closing sales price per share of our common stock on the date of grant. The total number of restricted shares held by each of the directors as of December 31, 2012 was as follows: Indest, 26,166 (2,900 shares awarded as a director; 23,266 shares awarded as an employee); Tauzin, 2,900; Hoyt, 2,900; Lewis, 2,900; Breaux, 2,900; Nixon, 2,900; Wilford, 2,900; Azare, 2,900; and Thorpe 2,900. There were no option grants in 2012. The total number of stock options held by each of the directors who held options as of December 31, 2012 was as follows: Tauzin, 7,000; Lewis, 4,000; and Nixon, 4,000.
(3)	Mr. Indest retired as an employee on August 31, 2011. In connection with his retirement, Mr. Indest entered into a consulting agreement with the company, under which Mr. Indest agreed to provide consulting services to the company on an as requested basis. Under the consulting agreement, Mr. Indest will be paid $125 per hour for his services and will remain eligible to participate in our medical insurance plan. In 2012, Mr. Indest did not perform any consulting services and therefore did not receive any cash compensation under his consulting agreement.
(4)	Amounts include the additional $60,000 in fees paid to Mr. Nixon related to his service as chair of the special committee of the board of directors formed to oversee the company’s process of reviewing strategic alternatives. The company’s strategic alternatives review process ended June 11, 2012.
(5)

Reflects fees paid to Mr. Shackelton for his service on the board of directors in 2012, including a pro rata portion of his annual retainer fees. Mr. Shackelton was appointed to the board of directors on November 14, 2012. Mr. Shackelton is the managing partner of Coliseum Capital Management, LLC (“Coliseum”), which beneficially owns more than 10% of our outstanding shares of common stock. Due to his affiliation with Coliseum, Mr. Shackelton requested and we agreed that payment of his non-employee director compensation (both cash and equity compensation) will be assigned and payable directly to Coliseum. Pursuant to our Second Amended and Restated 2005 Non-Employee Directors Compensation Plan, Mr. Shackelton was entitled to receive 3,500 shares of restricted stock on the day following his election to the board of directors, one-third (or 1,166, 1,166 and 1,167 shares, respectively) of which would vest on a three-year vesting schedule, subject to Mr. Shackelton’s continued service on the board of directors. In lieu of issuing such restricted shares directly to Mr. Shackelton, on March 15, 2013, the board of directors granted to Coliseum the right to receive a cash payment on each of November 15, 2013, November 15, 2014 and November 15, 2015 (the dates the restricted shares would otherwise have vested), subject to Mr. Shackelton’s continued service on the board of directors. The amount of such cash payment will be equal to the fair market value of the shares of common stock that would have vested on that date. The aggregate grant date fair value of this award will be reflected in the 2013 Director Compensation table in our 2014 proxy statement.

Director Compensation Plan

Our Second Amended and Restated 2005 Non-Employee Directors Compensation Plan, as amended, which we refer to as the “Director Compensation Plan,” provides for both cash and equity compensation for our non-employee directors. Our employees do not receive any compensation for serving on the board of directors.

Cash Compensation

In 2012, our non-employee directors received the following fees, as applicable, for their service on the board of directors and its committees:

•	$36,000 annual cash retainer, payable on a monthly basis, for service on the board of directors;

•	$20,000 annual cash retainer, payable on a monthly basis, for service as the Lead Director;

•	$14,000 annual cash retainer, payable on a monthly basis, for service as the Chair of the Audit Committee;

•	$10,000 annual cash retainer, payable on a monthly basis, for service as the Chair of the Compensation Committee;

•	$6,000 annual cash retainer, payable on a monthly basis, for service as a member (other than Chair) on a committee of the board of directors; and

•	$1,500 meeting fee, payable for each board meeting.

Effective April 1, 2013, our non-employee directors will receive the following fees, as applicable, for their service on the board of directors and its committees:

•	$45,000 annual cash retainer, payable on a monthly basis, for service on the board of directors;

•	$25,000 annual cash retainer, payable on a monthly basis, for service as the Lead Director;

•	$24,000 annual cash retainer, payable on a monthly basis, for service as the Chair of the Audit Committee;

•

$12,000 annual cash retainer, payable on a monthly basis, for service as the Chair of the Compensation Committee, Chair of the Nominating and Corporate Governance Committee, Chair of the Corporate Development Committee, or Chair of the Clinical Quality Committee;

•	$6,000 annual cash retainer, payable on a monthly basis, for service as a member (other than Chair) on a committee of the board of directors, excluding the Audit Committee;

•	$9,000 annual cash retainer, payable on a monthly basis, for service as a member (other than Chair) on the Audit Committee; and

•	$1,500 meeting fee, payable for each board meeting.

Equity Compensation

The Director Compensation Plan provides for annual grants of restricted stock to non-employee directors. On March 1, 2012, each non-employee director received an award of restricted stock having an aggregate value equal to approximately $55,000, except Mr. Shackelton, who was not yet appointed to the board of directors. The number of shares of restricted stock awarded to each non-employee director was determined by dividing $55,000 by the fair market value per share as of the date of grant (rounded up to the nearest hundred shares). These annual restricted stock grants vest on the first anniversary of the grant date.

In addition, the Director Compensation Plan provides that new directors, other than the Lead Director, receive an initial grant of 3,500 shares of restricted stock in connection with his or her election or appointment to the board of directors. The Lead Director receives an initial grant of 7,000 shares of restricted stock in connection with his or her appointment as Lead Director. These initial grants of restricted stock vest one-third on the date of grant and one-third on each of the first two anniversaries of the grant date. As discussed, Mr. Shackelton was appointed to the board of directors on November 14, 2012. Based on Mr. Shackelton’s affiliation with Coliseum, in lieu of making the initial grant of 3,500 restricted shares directly to Mr. Shackelton, the board of directors granted to Coliseum the right to receive a cash payment on each of November 15, 2013, November 15, 2014 and November 15, 2015, subject to Mr. Shackelton’s continued service on the board of directors. The amount of each such cash payment will be equal to the fair market value of shares of common stock as of the payment date (1,166 shares on November 15, 2013, 1,166 shares on November 15, 2014 and 1,167 shares on November 15, 2015).

Benefits

We reimburse each non-employee director for expenses associated with attending board and committee meetings and other board-related activities. Non-employee directors do not receive other benefits from the company with the exception of Mr. Indest who, along with his spouse, participates in our medical insurance plan pursuant to Mr. Indest’s consulting agreement with the company.

Role of Independent Compensation Consultants

To assist in evaluating our compensation practices, the Compensation Committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations regarding board member compensation practices that are consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. In the fall of 2012, the Compensation Committee retained the executive compensation consulting services of Pearl Meyer & Partners (“PM&P”). Specifically, the Compensation Committee instructed PM&P to (i) review the total compensation package we pay to our board members, (ii) assess the competitiveness and reasonableness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our board members. We referred to the results of this study, and also internally reviewed current industry and market practices within our peer group, when we established compensation levels for our board members for 2013. PM&P has no other relationship with our company. The Compensation Committee has assessed the independence of PM&P and concluded that PM&P’s work did not raise any conflicts of interest.

INFORMATION ABOUT DIRECTOR NOMINEES, CONTINUING DIRECTORS AND MANAGEMENT

Our board of directors is composed of three classes, designated Class I, Class II and Class III, with one class of directors elected each year for a three-year term. For each director nominee, each of our other directors whose term will continue after the annual meeting and each of our executive officers, the following sets forth the age, position(s), if any, with the company, and principal occupations and employment during the past five years, any family relationships among such persons, and, if a director nominee or a continuing director, each person’s directorships with other public corporations during the past five years and the year that he or she was first elected as a director of the company or our predecessor. We have also included information about each continuing director and director nominee’s specific experience, qualifications, attributes, or skills that led the board of directors to conclude that he or she should serve as one of our directors, in light of our business and structure.

Information Regarding Nominees for Class II Directors:

Nominees for Election as Class II Directors for a Three-Year Term

Expiring at the Annual Meeting of Stockholders to be held in 2016

Director	Age	Positions
John L. Indest	61	Director
Ronald T. Nixon	57	Director
W.J. “Billy” Tauzin	69	Director
Kenneth E. Thorpe	56	Director

John L. Indest has served as a director since June 2000 and as a consultant to the company since September 1, 2011. Mr. Indest previously served as Special Advisor to the Chief Executive Officer, a position he held from August 2009 to August 2011. Mr. Indest previously served as our President from September 2007 to August 2009, and our Chief Operating Officer from 2005 to June 2009. Prior to that, he served as one of our Executive Vice Presidents and as our Senior Vice President and Chief Operating Officer of Home-Based Services, beginning in May 2001. From November 1998 to May 2001, Mr. Indest served as our Vice President. Prior to joining us in November 1998, Mr. Indest served as President, Chief Executive Officer and co-owner of Homebound Care, Inc., a regional home health provider.

Mr. Indest has testified before the Subcommittee on Health of the U.S. House of Representatives’ Ways and Means Committee and was Co-Chairman of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the State of Louisiana. He formerly served on the board of directors of the National Association for Home Care & Hospice. Mr. Indest is a registered nurse with a Master of Science in Health Services Administration from the University of St. Francis. We believe that Mr. Indest’s experience as a registered nurse, combined with his extensive experience in home health operations contributes greatly to the board’s composition and to the company’s leadership role within the home care industry.

Ronald T. Nixon has served as a director since July 2001. Mr. Nixon is a founding principal of The Catalyst Group, formed in 1990, which has managed two small business investment companies, or SBICs, one participating preferred SBIC and six private equity investment funds. Prior to joining The Catalyst Group, Mr. Nixon operated companies in the manufacturing, distribution and service sectors. Mr. Nixon has served or currently serves on the boards of directors of numerous private companies.

Mr. Nixon holds a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin and is a registered Professional Engineer in the State of Texas. We believe that Mr. Nixon’s extensive experience with acquisitions and the capital markets contributes greatly to the board’s composition and ability to oversee the company’s strategic growth strategy.

Congressman W.J. “Billy” Tauzin has served as our Lead Director since January 2005. Since December 2010, Congressman Tauzin has served as Special Legislative Counsel to Alston & Bird LLP. From December 2004 to June 2010, Congressman Tauzin was President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America, a trade group that serves as one of the pharmaceutical industry’s top lobbying groups. He served 13 terms in the U.S. House of Representatives, representing Louisiana’s 3rd Congressional District since being first sworn in in 1980. From January 2001 through February 2004, Congressman Tauzin served as Chairman of the House Committee on Energy and Commerce. He also served as a senior member of the House Resources Committee and Deputy Majority Whip. Prior to serving as a member of Congress, Congressman Tauzin was a member of the Louisiana State Legislature, where he served as Chairman of the House Natural Resources Committee and Chief Administration Floor Leader. He currently serves as a director of Entergy Corporation.

Congressman Tauzin received a Bachelor of Arts Degree from Nicholls State University and a Juris Doctor from Louisiana State University. We believe that Congressman Tauzin’s extensive involvement with healthcare and governmental affairs during his distinguished service in Congress, combined with his leadership within the pharmaceutical industry, contributes greatly to the board’s ability to establish and oversee strategy with regard to the company’s work with Congress and other industry leaders on reimbursement and quality related matters.

Kenneth E. Thorpe, Ph.D. has served as a director since February 2010. Dr. Thorpe is the Robert W. Woodruff Professor and Chair of the Department of Health Policy and Management at the Rollins School of Public Health of Emory University. He also co-directs the Emory Center on Health Outcomes & Quality. Dr. Thorpe has held similar faculty positions in public health departments at Tulane University, University of North Carolina at Chapel Hill, Harvard University and Columbia University. He was Deputy Assistant Secretary for Health Policy in the U.S. Department of Health and Human Services from 1993 to 1995. In this capacity, he coordinated all financial estimates and program impacts of President Clinton’s healthcare reform proposals for the White House. Dr. Thorpe directed the Clinton administration’s efforts regarding Congressional healthcare reform proposals during the 103rd and 104th sessions of Congress. Dr. Thorpe has testified before several committees in the U.S. Senate and House of Representatives on healthcare reform and insurance issues.

In 1991, Dr. Thorpe was awarded the Young Investigator Award presented to the most promising health services researcher in the country under age 40 by the Association for Health Services Research. Dr. Thorpe has authored or co-authored over 85 articles, book chapters and books and is a frequent national presenter on issues of healthcare financing, insurance and healthcare reform at healthcare conferences, on television and in the media. Dr. Thorpe received his Ph.D. from the Rand Graduate School, a Master of Arts from Duke University and his Bachelor of Arts from the University of Michigan. Dr. Thorpe also currently serves as the Executive Director of the Partnership to Fight Chronic Disease, a national and state-based coalition committed to raising awareness of the number one cause of death, disability and rising healthcare costs in the United States, and the rising rates of preventable and treatable chronic diseases. We believe that Dr. Thorpe’s extensive experience in chronic disease management and health policy contributes greatly to the board’s ability to oversee our strategic efforts in regards to clinical quality and innovation initiatives.

Information Regarding Continuing Directors:

Class III Directors Continuing in Office whose Terms

Expire at the Annual Meeting of Stockholders to be held in 2014

Nominee	Age	Positions
Keith G. Myers	54	Director, Chairman, Chief Executive Officer
Ted W. Hoyt	58	Director
George A. Lewis	76	Director
Christopher S. Shackelton	33	Director

Keith G. Myers is our co-founder and has served as our Chairman of the Board and Chief Executive Officer (or similar positions in our predecessors) since 1994. Mr. Myers served as our President from 1994 to 1997 and again assumed the role as President from August 2009 to November 2010. Prior to founding the company, Mr. Myers founded, co-owned and operated Louisiana Premium Seafoods, Inc., an international food processing, procurement and distribution company.

In 1999, Mr. Myers was named Business Executive of the Year by the Louisiana Rural Health Association. Mr. Myers received credentials from the National Association for Home Care & Hospice in 1999 and was granted credentials by the Healthcare Financial Management Association in 2005. Mr. Myers has been an active participant in the Home Health Top 100 since 2002 and has participated in the preparation of numerous white papers and presentations to members of both the U.S. Senate and House of Representatives, specifically related to health care reimbursement methodologies. In June 2003, Mr. Myers was named the Regional Entrepreneur of the Year for outstanding performance in the field of Health Services and was officially inducted as a lifetime member of The Ernst & Young National Entrepreneur of the Year Hall of Fame in November 2003. We believe that Mr. Myers’s extensive experience in the home care industry combined with his leadership role as our Chief Executive Officer provides great value to the ability of the board to establish and oversee our strategic initiatives.

Ted W. Hoyt has served as a director since August 2004. Mr. Hoyt has served as the Managing General Manager of the law firm of Hoyt & Stanford, L.L.C. since January 1999 and has practiced corporate and tax law since 1977, counseling both private and public corporations. Mr. Hoyt was the co-founder of OMNI Geophysical Corporation, which later became OMNI Energy Services Corporation, for which he served as a director and officer from 1986 to 1996. Mr. Hoyt has also served as a tax attorney with the National Office of the Internal Revenue Service.

Mr. Hoyt holds a Bachelor of Science degree in Business Administration from the University of Louisiana at Lafayette, a Juris Doctor from Louisiana State University and a Master’s in Tax Law from Georgetown University. Mr. Hoyt is admitted to the Bar in Louisiana, New York and the District of Columbia. We believe that Mr. Hoyt’s legal background provides value in the board’s ability to provide oversight with respect to our compliance with applicable federal and state legal requirements.

George A. Lewis has served as a director since August 2004. Mr. Lewis has primarily served as an expert audit and accounting defense witness with respect to litigation involving various nationally recognized accounting firms since his retirement in 1996. Prior to his retirement, Mr. Lewis served as an audit partner at the firm of Broussard, Poche, Lewis & Breaux, LLP, Certified Public Accountants from 1963 to 1996. Mr. Lewis commenced his auditing career with Arthur Andersen & Co., where he worked from 1958 to 1963.

Mr. Lewis has served on various committees of the American Institute of Certified Public Accountants, including as a member of the Auditing Standards Board from 1990 through 1994, and as a member of the Society of Louisiana Certified Public Accountants. Mr. Lewis has authored an education course to train CPAs to deal with issues of the elderly. Mr. Lewis holds CPA certificates in Louisiana and Texas and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants. Mr. Lewis received a Bachelor of Science from Louisiana State University. Mr. Lewis serves as the Chair of our Audit Committee. We believe that Mr. Lewis’s extensive experience in auditing and financial reporting provides great value to the board and the Audit Committee in overseeing our financial reporting obligations and in overseeing the internal audit function of the company. Mr. Lewis serves as our “audit committee financial expert.”

Christopher S. Shackelton was appointed a director in November 2012. Mr. Shackelton is co-founder and managing partner of Coliseum Capital Management, LLC, in Stamford, Connecticut. Coliseum is a private investment company that invests with a long-term orientation in undervalued companies. Coliseum focuses its capital and effort behind strong management teams and boards, demonstrating a willingness to work alongside companies to facilitate further value creation. Mr. Shackelton previously served as an analyst with both Watershed Asset Management, L.L.C., and Morgan Stanley & Co. Mr. Shackelton has significant corporate directorship and charitable trusteeship experience. He serves on the board of directors of The Providence Service Corporation and previously served on the board of directors of Rural/Metro Corporation and Interstate Hotels & Resorts, Inc. In addition, he is a trustee for the Walter S. Johnson Foundation and New Haven Community Outreach. Mr. Shackelton is a graduate of Yale University, where he earned a bachelor’s degree in economics. At the time of his appointment, the board was interested in another director with a financial background and Mr. Shackelton had expressed an interest in serving on the board. We believe that Mr. Shackelton’s experience as a respected investor and executive will be a significant addition to our company.

Class I Directors Continuing in Office Whose Terms

Expire at the annual meeting of Stockholders to be held in 2015

Director	Age	Position
Monica F. Azare	46	Director
John B. Breaux	69	Director
Dan S. Wilford	72	Director

Monica F. Azare has served as a director since November 2007. Ms. Azare is currently Vice President, Deputy General Counsel, Video and has served as Senior Vice President of Corporate Communications for Verizon Communications Inc. since 2008. Ms. Azare has also served as Senior Vice President-Public Policy and Government Affairs for Verizon Communications Inc. from 2006 to 2008 and before that she served as Executive Director and Senior Counsel of Federal Affairs for Verizon Wireless from 2000 to 2006. Ms. Azare’s distinguished career also includes service as Vice President, Federal Affairs for Insight Communications Company, Inc. in New York and Chief Counsel to House Energy and Commerce Committee Chairman Billy Tauzin.

Ms. Azare is a member of the Federal Communications Bar Association, Louisiana State Bar Association and the Corporate Counsel Women of Color, Association of Corporate Counsel, New Jersey Chapter, and she was selected as a 2006-2007 David Rockefeller Fellow. She currently serves on several boards of directors, including the New York City Partnership Foundation, Inc. and the Louisiana State University College Advisory Board. Ms. Azare is also a member of the Executive Leadership Council. A Louisiana native, Ms. Azare received a Bachelor of Arts degree from Louisiana State University and a Juris Doctor from the Southern University Law Center. We believe that Ms. Azare’s extensive experience in governmental affairs, combined with her leadership roles with Verizon Communications, Inc., provides the board with significant value in overseeing our work with regards to legislative and regulatory matters as well as communication with stockholders, employees and other constituents.

Senator John B. Breaux has served as a director since February 2007. Senator Breaux serves as Senior Counsel at Patton Boggs LLP. Senator Breaux also currently serves as a director of CSX Corporation. Until his retirement from public service in 2005, Senator Breaux represented the State of Louisiana in the U.S. Senate for three consecutive terms beginning in 1987. Prior to his tenure as Senator, he represented the State of Louisiana in the U.S. House of Representatives from 1972 to 1987. Senator Breaux began his career in 1972 with his election as a Democrat to the Ninety-second Congress in a special election. At the age of 28, he was then the youngest member of the U.S. House of Representatives. Senator Breaux was re-elected to the seven succeeding Congresses and served until January 3, 1987, when he won election as a Democrat to the U.S. Senate. Senator Breaux was re-elected in both the 1992 and 1998 elections.

Senator Breaux held numerous leadership positions during his 14 years in the U.S. House of Representatives and 18-year tenure in the U.S. Senate, where he served on the House Public Works and Transportation Committee, the Senate Finance Committee, and the Senate Commerce Committee where he was recognized as a non-partisan consensus builder. Senator Breaux also served as Chair and ranking minority member of the Senate Special Committee on Aging. Senator Breaux founded the Centrist Coalition of Senate Democrats and Republicans and served as Chairman of the Democratic Leadership Council. We believe that Senator Breaux’s longstanding and distinguished experience in the U.S. House of Representatives and the Senate along with his experience and understanding of the capital markets, the healthcare industry and corporate governance provides the board with significant value in overseeing our ongoing quality and reimbursement initiatives with Congress and the National Association for Home Care & Hospice as well as the board’s role in overseeing our governance practices and capital raising activities.

Dan S. Wilford has served as a director since November 2005. Mr. Wilford served as the President and Chief Executive Officer of Memorial Hermann Healthcare System, headquartered in Houston, Texas from 1984 until his retirement in 2002. Mr. Wilford also served as Chief Executive Officer of a community-based, not-for-profit, multi-hospital system in the greater Houston area. Prior to that, he was associated for ten years with Hillcrest Medical Center in Tulsa, Oklahoma and was President of North Mississippi Health Services in Tupelo, Mississippi. Mr. Wilford currently serves as a director for Healthcare Realty Trust Incorporated and twelve not-for-profit organizations, most of which are related to the healthcare industry.

In March 2009, Mr. Wilford was inducted into Modern Healthcare’s Hall of Fame. We believe that Mr. Wilford’s extensive experience in healthcare operations and his extensive knowledge of the hospital industry provide significant value to the board’s ability to provide operational oversight of management and to assist the company in carrying out its hospital joint venture strategy. Further, Mr. Wilford’s past experience on other publicly traded boards provides us with valuable insight on corporate governance matters.

Information Regarding Management

The following table provides information regarding our current executive officers:

Name	Age	Position(s)
Keith G. Myers	54	Chief Executive Officer
Donald D. Stelly	44	President and Chief Operating Officer
Peter J. Roman	62	Executive Vice President and Chief Financial Officer

Keith G. Myers has served as our Chief Executive Officer (or similar position in our predecessors) since 1994. Please refer to the biography of Mr. Myers provided under the heading “Information Regarding Continuing Directors” above.

Donald D. Stelly has served as our President and Chief Operating Officer since November 2010. Prior to then, Mr. Stelly served as our Executive Vice President and Chief Operating Officer, and prior to that, he served as our Senior Vice President of Operations. Mr. Stelly joined the company in April 2005 after serving as the Chief Executive Officer of Doctor’s Hospital, a subsidiary of LifePoint Hospitals, Inc. which is based in Brentwood, Tennessee. Prior to attaining that position, Mr. Stelly served as Chief Operating Officer and Chief Nursing Officer of Doctor’s Hospital which was nationally recognized for attaining superior operating results through Service Excellence. Additionally, Mr. Stelly has enjoyed a career of providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor’s Degree in nursing from the University of Southwestern Louisiana in 1991.

Peter J. Roman has served as our Executive Vice President & Chief Financial Officer since 2007. Prior to then, Mr. Roman served as our Vice President/Controller. Prior to joining us in 2005, Mr. Roman served as the Chief Financial Officer for VLP Corporate Services, LLC from 2004 to 2005. From 1997 to 2004, he served as the Chief Financial Officer for UNIFAB International, Inc., a publicly-traded oilfield fabrication services company located in Southwest Louisiana. Mr. Roman also served as a Certified Public Accountant for 13 years with Ernst & Young in their New Orleans location. He is a member of the Society of Louisiana Certified Public Accountants and received a Bachelor’s Degree in accounting from Louisiana State University.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock held beneficially, directly or indirectly, as of the record date by (a) each person known by the company to be the beneficial owner of more than 5% of the common stock, (b) each director and director nominee of the company, (c) each named executive officer of the company, and (d) all directors, nominees and executive officers of the company as a group, together with the percentage of the outstanding shares of common stock that such ownership represents. The percentage of beneficial ownership is based on 17,590,679 shares of common stock outstanding on the record date.

Except as noted in the footnotes below, we believe, based on information provided to us that the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficial Ownership (1)
Name	Number	Percent

Director Nominees, Continuing Directors and Named Executive Officers
Keith G. Myers (2)	2,574,950	14.6%
John L. Indest (3)	89,293	*
Donald D. Stelly	65,433	*
Peter J. Roman	67,248	*
Peter C. November (4)	44,690	*
Christopher S. Shackelton(5)	2,549,518	14.5%
Ted W. Hoyt	37,950	*
Ronald T. Nixon (6)	41,000	*
W.J. “Billy” Tauzin (7)	23,000	*
Dan S. Wilford	31,240	*
George A. Lewis (8)	18,500	*
John B. Breaux	18,500	*
Monica F. Azare	17,221	*
Kenneth E. Thorpe	12,900	*
All continuing directors, director nominees and current executive officers of the company as a group (13 persons) (4)(9)	5,546,753	31.5%

Certain Beneficial Owners
BlackRock, Inc. (10) 40 East 52nd Street New York, NY 10022	1,207,797	6.9%
Coliseum Capital Management (5) 1 Station Place, 7th Floor Stamford, CT 06902	2,549,518	14.5%
FMR (11) 82 Devonshire Street Boston, MA 02109	2,284,900	13.0%
The Vanguard Group (12) 100 Vanguard Blvd. Malvern, PA 19355	903,090	5.1%
Van Berkom & Associates Inc. (13) 1130 Sherbrooke Street West, Suite 1005 Montreal, Quebec H3A 2M8	1,089,780	6.2%
Wellington Management Company, LLP (14) 280 Congress Street Boston, MA 02210	998,405	5.7%

*	Less than 1%
(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table above is c/o LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503.
(2)	Includes 353,895 shares held by Mr. Myers’s wife, and 1,921,752 shares held by K&G Family, LLC, of which Mr. Myers is a Manager.
(3)	Includes 31,081 shares held by Duperier Avenue Investors, LLC, of which Mr. Indest is a Manager.
(4)	As previously disclosed, effective July 31, 2012, Mr. November resigned as Executive Vice President, General Counsel and Corporate Secretary of the company. Accordingly, the number of shares beneficially owned by Mr. November is not included in the total number of shares beneficially owned by all continuing directors, director nominees and current executive officers of the company as a group.
(5)	Based on the Schedule 13D/A filed with the SEC on March 14, 2013 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”), Blackwell Partners, LLC (“Blackwell”), Adam Gray (“Gray”) and Christopher Shackelton (“Shackelton”). This Schedule 13D/A reports that CCM is the investment adviser to CCP and CCP2, which are investment limited partnerships. CC is the general partner of CCP and CCP2, and Gray and Shackelton are the managers of CC. Blackwell is a separate account advisory client of CCM, and Gray and Shackelton are the managers of CCM. Blackwell has no voting or dispositive power with respect to the shares, while CCM is the manager with respect to the shares. According to the Schedule 13D/A, CCM has shared voting and dispositive power with respect to 2,522,317 of these shares; CC has shared voting and dispositive power with respect to 1,713,479 of these shares; CCP has shared voting and dispositive power with respect to 1,515,567 of these shares; CCP2 has shared voting and dispositive power with respect to 197,912 of these shares; Blackwell has shared voting and dispositive power with respect to 808,838 of these shares; Gray has shared voting and dispositive power with respect to 2,522,317 of these shares; and Shackelton has shared voting and dispositive power with respect to 2,522,317 of these shares. Based on a Form 4 filed on March 18, 2013, CCP2 purchased an additional 27,201 shares.
(6)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2013.
(7)	Includes 7, 000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2013.
(8)	Includes 4, 000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2013.
(9)	Includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2013.
(10)	Based on the Schedule 13G filed with the SEC on February 5, 2013.
(11)	Based on the Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC and Edward C. Johnson, 3d. This Schedule 13G reports that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 2,167,900 shares. Each of Johnson and FMR, through its control of Fidelity, has sole dispositive power with respect to the 2,167,900 shares. Fidelity is a wholly-owned subsidiary of FMR and acts as an investment advisor to various investment companies holding the 2,167,900 shares for which Fidelity is the beneficial owner. According to the Schedule 13G, Pyramis Global Advisors, LLC (“Pyramis”), an indirect wholly-owned subsidiary of FMR, serves as investment advisor to institutional accounts holding 117,000 shares over which each of Johnson and FMR, through its control of Pyramis, has sole voting and dispositive power.
(12)	Based on the Schedule 13G filed with the SEC on February 13, 2013. The Schedule 13G reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 20,875 shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,200 shares.
(13)	Based on the Schedule 13G filed with the SEC on January 30, 2013.
(14)	Based on the Schedule 13G filed with the SEC on February 14, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors, executive officers and any person beneficially owning more than 10% of our outstanding common stock are required to report their ownership of our securities and any changes in that ownership to the SEC. These persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established, and we must report in this proxy statement any failure to make required filings on a timely basis for the fiscal year ended December 31, 2012. Based solely on a review of the Section 16(a) reports furnished to us and written representations from our directors and executive officers that no other reports were required for such persons, we believe that all reporting requirements were satisfied in 2012.

PROPOSAL 1:

ELECTION OF DIRECTOR NOMINEES

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

PROPOSAL 1: THE ELECTION OF DIRECTOR NOMINEES, JOHN L. INDEST,

RONALD T. NIXON, W.J. “BILLY” TAUZIN AND KENNETH E. THORPE,

AS CLASS II DIRECTORS.

The term of the four Class II directors expires at the 2013 annual meeting. The current Class II directors are John L. Indest, Ronald T. Nixon, W.J. “Billy” Tauzin and Kenneth E. Thorpe. The Nominating and Corporate Governance Committee conducted an evaluation of each Class II director nominee to evaluate his performance prior to recommending to the board his nomination for an additional term as a director. Upon the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent directors, we nominate Messrs. Indest, Nixon, Tauzin and Thorpe for election as Class II directors to serve until the annual meeting of stockholders in 2016 and until their successors have been elected and qualified. For additional information about each of the Class II director nominees, see the section titled “Information about Directors, Nominees and Management.”

Each nominee for election at the annual meeting has consented to be a candidate and to be so named in this proxy statement and to serve, if elected. We do not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee becomes unable or unwilling to serve, we may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named as proxies will vote your shares for the substitute nominees, unless you have voted “WITHHOLD” with respect to the original nominee.

Directors are elected by a plurality of the votes cast at the annual meeting. Therefore, the four nominees for election as Class II directors who receive the greatest number of votes cast at the annual meeting will be elected to the board as Class II directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. Unless otherwise specified, the persons named as proxies will vote your shares “FOR” the election of John L. Indest, Ronald T. Nixon, W.J. “Billy” Tauzin and Kenneth E. Thorpe as Class II directors. Abstentions, withheld votes and broker non-votes will have no effect on the plurality vote for the election of directors. For additional information on the voting requirements, see the section titled “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

EXECUTIVE OFFICER COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of our proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its proxy statement for the 2013 annual meeting of stockholders.

Submitted by the Compensation Committee of the Board of Directors.

Monica F. Azare—Chair

John B. Breaux

Ted W. Hoyt

W.J. “Billy” Tauzin

COMPENSATION DISCUSSION AND ANALYSIS

In this section of our proxy statement, we provide an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that the Compensation Committee considered in making those decisions. Immediately following this section, you will find a series of tables containing specific information about the compensation earned or paid in 2012 to the following individuals, whom we refer to, collectively, as our named executive officers:

•	Keith G. Myers, our Chief Executive Officer;

•	Donald D. Stelly, our President and Chief Operating Officer;

•	Peter J. Roman, our Executive Vice President and Chief Financial Officer; and

•	Peter C. November, who served as our Executive Vice President, General Counsel and Corporate Secretary through July 31, 2012.

Executive Summary

We provide post-acute health care services through our home nursing agencies, hospices and long-term acute hospitals (“LTACHs”). During 2012, we acquired three home nursing agencies. As of December 31, 2012, we operated 274 locations in 19 states. The vast majority of our consolidated net service revenue comes from Medicare, and our objective is to become the leading provider of post-acute services to Medicare beneficiaries in the United States. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2012.

The compensation program for our named executive officers is structured to support the achievement of our business objectives, and by design, overall executive compensation will rise or fall in tandem with our performance. We believe that each executive officer has the potential to affect both the short-term and long-term profitability of the company. Therefore, we place considerable importance on creating and implementing our executive compensation program to properly compensate and incentivize our named executive officers. Our executive compensation program emphasizes the creation of stockholder value by focusing on our overall performance and recognizing and rewarding each executive officer’s contributions to our success. Highlights of our program include:

•

High Percentage of Executive Compensation is At-Risk or Performance-Based. More than half of the total direct compensation earned by each named executive officer in 2012 (base salary, annual cash incentive award, and time-vested restricted stock award) is at-risk or performance-based, meaning that it must be earned on the basis of corporate and individual performance goals (in the case of annual incentive awards) or its future value is contingent upon the future performance of our common stock (in the case of restricted stock). For Mr. Myers, our Chief Executive Officer, approximately 65% of his 2012 total direct compensation was at-risk or performance-based.

•	No Executive Perquisites or Retirement Benefits. We do not provide our executives with any perquisites or retirement benefits that are not generally available to our other full-time employees.

•

2012 Compensation Paralleled 2012 Corporate Performance. Executive compensation paid to our named executive officers in 2012 increased in tandem with our 2012 corporate performance, as certain performance metrics of our annual incentive plan paid out at target throughout the year.

•	No Excise Tax Gross-Ups. We have eliminated all excise tax gross-ups in change of control arrangements.

Our Compensation Philosophy

Our compensation philosophy is to integrate our compensation program with corporate performance by linking a portion of executive officer compensation to the achievement of financial goals that are critical to the success of the company. Our objective is to have a compensation program that will allow us to attract, motivate, and retain qualified executives, reward entrepreneurial thinking, and align the interests of our named executive officers with the interests of stockholders. In order to further this objective, our compensation program is structured to incorporate certain key principles, which are reflected in various elements of our compensation program, as summarized below:

Compensation Principle	Element of Compensation Program that Reflects Principle
• Our executives should be provided with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.	• Based on review of competitive market data, total pay opportunities for our executives approximates the median level of compensation relative to our peer group.

•   A significant portion of executive compensation should be linked to the company’s achievement of performance goals and increased stock value in a way that proportionally rewards higher performance levels.

•   Annual bonus awards are earned based on company performance and the value of restricted stock awards is based on our stock value. For 2012, the aggregate percentage of our named executive officers’ total compensation as reflected in the summary compensation table represented by annual bonus awards and restricted stock awards ranged from 61% to 65%, excluding Mr. November who worked a partial year.

• Each of our executive’s interests should be closely aligned with those of our stockholders by making stock-based incentives a core element of our compensation program.	• We grant annual equity awards to our executives in the form of restricted stock based on company and individual executive performance.

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short- and long-term performance. As described below, the Compensation Committee determines appropriate elements and levels of compensation for our named executive officers based upon input from our Chief Executive Officer, market data provided by its compensation consultant, analysis of market data and trends, and an analysis of internal pay equity.

Role of Independent Compensation Consultants

To assist in evaluating our compensation practices, the Compensation Committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations regarding executive compensation practices that are consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. In the fall of 2010, the Compensation Committee retained the executive compensation consulting services of PM&P. Specifically, the Compensation Committee instructed PM&P to (i) review the total compensation package (base salary, annual cash incentives and long-term equity incentives) we pay to our named executive officers, (ii) assess the competitiveness and reasonableness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our named executive officers. When establishing compensation levels for our executive officers for 2012, we referred to the results of this study, and also internally reviewed current industry and market practices within our peer group. In the fall of 2012, the Compensation Committee once again engaged PM&P to conduct an executive compensation review, which was used in connection with executive compensation decisions for 2013. The Compensation Committee has assessed the independence of PM&P and concluded that PM&P’s work did not raise any conflicts of interest. PM&P has no other relationship with our company.

Market Data and Peer Group

The Compensation Committee reviews and analyzes market data to ensure that our executive officer compensation is competitive with the marketplace. We consider the compensation levels, programs and practices of other companies within our industry and of comparable size in terms of revenue and market capitalization to assist us in setting our executive compensation so that it is market competitive. For 2012, we used the following peer group for these purposes (which group was established in 2010): Amedisys, Inc., Almost Family, Inc., Gentiva Health Services, Inc.; Odyssey HealthCare, Inc.; Chemed Corporation; RehabCare Group, Inc.; Hanger Orthopedic Group, Inc. (now Hanger, Inc.); Skilled Healthcare Group, Inc.; Healthways, Inc; AmSurg Corporation; National HealthCare Corporation; America Service Group, Inc.; The Ensign Group, Inc.; RadNet, Inc.; Alliance HealthCare Services Inc.; IPC The Hospitalist Company Inc.; Continucare Corporation; and Addus HomeCare Corporation.

For 2012, we adjusted the compensation levels of our named executive officers after comparing to the above peer group. As our strategy changes and we leverage our capabilities into other markets, we intend to review the peer group to assure that we have the appropriate marketplace focus. The Compensation Committee used the reported market data, along with the PM&P report, to understand competitive compensation, industry trends and best practices regarding executive compensation.

Role of Executive Officers

Our Chief Executive Officer recommends to the Compensation Committee base salary, target bonus levels and long-term incentive awards for our executive officers, excluding himself. Our Chief Executive Officer bases these recommendations on data and analysis regarding our peer group, information provided by our compensation consultant, and qualitative judgments regarding individual performance. Our Chief Executive Officer is not present when the Compensation Committee discusses or determines any aspect of his pay.

Consideration of Say-on-Pay Vote Results

At our 2011 annual meeting, we held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”). Our stockholders overwhelmingly approved our fiscal 2010 and 2011 executive compensation, with approximately 98% of voting stockholders casting their vote in favor of each of the 2011 and 2012 say-on-pay resolutions. Because most of the significant 2012 compensation decisions had already been made at the time of the 2012 say-on-pay vote, the Compensation Committee primarily considered the results of the 2012 say-on-pay vote along with other factors when making executive compensation decisions for 2013. In making executive compensation decisions for 2012 and 2013, the Compensation Committee’s main considerations included our stockholders’ strong support for our executive compensation program, and the Compensation Committee’s satisfaction with the 2011 and 2012 pay structure, as well as the 2010 PM&P report and other publicly available information. As a result, the Compensation Committee generally decided to maintain the 2012 pay structure for 2013, but adjusted pay levels in order to reflect market levels based upon peer group data.

Elements of Our Compensation Program

Our executive compensation program consists of the following three primary components: base salary, annual cash incentive awards (which are paid quarterly), and long-term equity incentive awards in the form of restricted stock grants. In addition, we provide certain other benefits, such as retirement benefits, which are available to all eligible employees, and severance benefits. The percentage mix of total compensation for 2012 for each named executive officer (as reported in the “2012 Summary Compensation Table” under the heading “Executive Compensation Tables” below) is as follows:

		FIXED	AT RISK/PERFORMANCE BASED
Name	2012 Total Compensation (as Reported in the Summary Compensation Table)	% Attributable to Salary and All Other Compensation	% Attributable to Cash Annual Bonus	% Attributable to Restricted Stock Grants
Keith G. Myers	1,601,569	35%	32%	33%
Donald D. Stelly	1,254,568	38%	30%	32%
Peter J. Roman	975,497	39%	32%	29%
Peter C. November (1)	607,527	35%	16%	49%

(1)	Mr. November voluntarily resigned on July 31, 2012. Mr. November received compensation through July 31, 2012.

Base Salary

We provide base salaries to our named executive officers as compensation for day-to-day responsibilities and sustained performance. Base salary provides our named executive officers with an element of compensation that is not “at-risk.” We consider a combination of objective and subjective factors in determining the appropriate base salaries for our named executive officers. Objective factors include salaries paid by companies in our peer group to officers in similar positions, base compensation paid to other company executives, and factors relating to the performance of the company, including net income, earnings per share, return on equity, and growth. Subjective factors relate to the performance of the individual executive officer, and include the following:

•	the executive officer’s responsibilities;

•	the scope of the position;

•	experience and length of service with the company;

•	individual efforts and performance within the company, the industry and the community;

•	team building skills consistent with the company’s best interests; and

•	observance of our ethics and compliance program.

While these subjective factors are integrated with the objective factors mentioned above, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer. With these objective and subjective factors in mind, Mr. Myers conducts an annual merit review of the named executive officers, and based on this review, recommends base salaries to the Compensation Committee with respect to the named executive officers other than himself. The Compensation Committee determines the appropriate base salary for Mr. Myers after an annual performance review based on the same factors used to evaluate the other named executive officers.

Based on the subjective assessment discussed above and the Compensation Committee’s desire to make these salary levels more competitive recognizing the opportunities available to our executives, the Compensation Committee approved base salary increases for all of our named executive officers for 2012.

Annual Cash Incentive Awards

The Compensation Committee believes that a significant portion of the total cash compensation for named executive officers should be based on our achievement of specific performance criteria, and that a significant part of the cash compensation package should be “at-risk.” For 2012, the Compensation Committee approved a cash incentive bonus program under which each named executive officer has the opportunity to earn either a target cash incentive bonus (“Target Cash Bonus”) or a threshold cash incentive bonus (“Threshold Cash Bonus”) based on our achievement of the applicable earnings per share target amount or earnings per share threshold amount and an additional cash incentive bonus based on our achievement of five non-financial performance goals, with each such cash incentive bonus calculated as a percentage of base salary as more fully described below.

The Target Cash Bonus is a percentage of annual base salary and for 2012 was 91% in the case of Mr. Myers, 78% in the case of Messrs. Stelly and Roman, and 53% in the case of Mr. November, who, as previously disclosed, resigned as our Executive Vice President, General Counsel and Corporate Secretary on July 31, 2012. Each quarter, an executive may earn 25% of the Target Cash Bonus based on our achievement of quarterly earnings per share targets which accumulate to the annual earnings per share target and the expectations of the company continuing to achieve the annual earnings per share target. If the annual earnings per share target is achieved, each executive may earn 100% of the Target Cash Bonus whether or not each quarterly earnings per share target was previously achieved.

Alternatively, if the applicable quarterly or annual earnings per share target is not achieved, each named executive officer could receive a quarterly Threshold Cash Bonus of 80% of their respective quarterly Target Cash Bonus based on our achievement of quarterly earnings per share thresholds which accumulate to the annual earnings per share threshold and the expectations of the company continuing to achieve the annual earnings per share threshold. As with the Target Cash Bonus, an executive may earn 25% of the Threshold Cash Bonus each quarter and if the annual earnings per share threshold is achieved, each executive may earn 100% of the Threshold Cash Bonus whether or not each quarterly earnings per share threshold was previously achieved.

In addition to either the Target Cash Bonus or the Threshold Cash Bonus, for each of the five non-financial performance goals listed below, each of which we believe is critical to our long term success, each named executive officer may earn an additional cash incentive bonus of 2% of his annual base salary. In the event all five of the non-financial performance goals listed below were achieved, each named executive officer would receive an aggregate additional cash incentive bonus of 10% of his annual base salary.

Performance Goals	1ST Quarter 2012 Actual Performance	2nd Quarter 2012 Actual Performance	3rd Quarter 2012 Actual Performance	4th Quarter 2012 Actual Performance
Financial Performance Goals:

1. Company’s achievement of earnings per share for 2012 being greater than the company’s board approved budget for 2012 (the target amount)	Yes	Yes	Yes	Yes

Non-Financial Performance Goals(1):

2. Company meets earnings per share goal and achievement of voluntary turnover threshold of 17%	N/A	N/A	N/A	Yes

3. Company meets earnings per share goal and achievement of patient satisfaction threshold of 88% as reported by Press Gainey	N/A	N/A	N/A	No

4. Company meets earnings per share goal and achievement of acute care hospitalization rate threshold of 33.5%	N/A	N/A	N/A	No

5. Company meets earnings per share goal and achievement of compliance error rate target of 4%	N/A	N/A	N/A	No

6. Company meets earnings per share goal and achievement of annual organic census growth rate greater than 5%	N/A	N/A	N/A	No

(1)	These non-financial performance goals are measured on an annual basis and therefore are only applicable at the end of the fourth quarter.

As reflected above, in 2012, we achieved our earnings per share target performance goals each quarter and for the year and achieved one of our non-financial performance goals. As a result, the named executive officers earned aggregate annual bonuses in the following amounts, which awards were 100% of the target bonuses that could have been achieved under the earnings per share component and an additional 2% for achievement of one non-financial performance goal: Mr. Myers, $511,000; Mr. Stelly, $379,500; Mr. Roman, $307,600; and Mr. November, $95,000, which reflects the quarterly earnings per share target payments through July 31, 2012.

Long-Term Equity Incentive Awards

The purpose of long-term equity incentives is to align our named executive officers’ performance incentives more closely with the interests of stockholders. Since our initial public offering in 2005, we have provided annual long-term equity incentive awards to our named executive officers in the form of restricted stock awards. We continue to believe that these restricted stock awards have been and remain an excellent vehicle for providing financial incentives for management because they align the executives’ interests with those of our stockholders and provide strong incentive for the creation of stockholder value. Time-based restricted stock also provides a strong retentive component to our compensation program.

Restricted Stock Awards Granted in 2012 Based on Fiscal Year 2011 Base Salary. The Compensation Committee determined that the grant date value of the 2012 restricted stock awards would be equal to a percentage of the named executive officer’s 2011 base salary. The actual number of restricted shares awarded to the named executive officers was determined by dividing this grant date value by the fair market value of our common stock on the date of grant.

Messrs. Myers, Stelly, Roman and November had the opportunity to earn restricted shares with a grant date value equal to 102%, 102%, 88% and 103%, respectively, of the named executive officer’s 2011 base salary.

These awards are reflected in the “2012 Grants of Plan-Based Awards” table under the heading “Executive Compensation Tables” below.

Restricted Stock Awards Granted in 2013 Based on Fiscal Year 2012 Base Salary. The Compensation Committee determined that the grant date value of the 2013 restricted stock awards would be equal to a percentage of the named executive officer’s 2012 base salary. The actual number of restricted shares awarded to the named executive officers was determined by dividing this grant date value by the fair market value of our common stock on the date of grant.

Messrs. Myers, Stelly, Roman and November had the opportunity to earn restricted shares with a grant date value equal to 91%, 85%, 90% and 97%, respectively, of the named executive officer’s 2011 base salary. However, Mr. November voluntarily resigned on July 31, 2012 and, therefore, did not receive a restricted stock award in 2013 for his partial-year of service in 2012.

Timing of Equity Grants. Between our initial public offering in 2005 and the end of fiscal 2012, we made seven regular grants of restricted stock to our named executive officers. Except for the awards granted in June 2011, in each case these awards were approved at a regularly scheduled meeting of our Compensation Committee during the first fiscal quarter of the year, after review and consideration of the company’s performance during the prior fiscal year. In 2011, the Compensation Committee delayed the regular equity grant in order to reevaluate its equity grant methodology. We do not have any program, practice or policy of timing equity awards in connection with the release of material non-public information.

No Executive Perquisites or Retirement Benefits

We do not provide any perquisites to our named executive officers that are not generally available to our other full-time employees.

Retirement benefits fulfill an important role within our overall executive compensation objective by providing a financial security component which promotes retention. However, our executives do not receive any retirement benefits that are not generally available to our other full-time employees. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan, in which our named executive officers are eligible to participate and we provide a discretionary match of up to 2% of employee eligible compensation. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.

Severance and Change in Control Arrangements

During 2012, we maintained employment agreements with each of our named executive officers that provide, among other things, that the executive will be entitled to receive certain severance benefits in the event of a termination of his employment, and the executive will be entitled to increased benefits in the event that a termination of his employment follows a change in control of the company. Although we had an employment agreement with Mr. November, that agreement terminated in connection with his termination of employment with the company. We believe these employment agreements are an important element of our named executive officers’ overall compensation package because they serve to ensure the continued focus and dedication of our named executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control. The increased benefits that are payable in the event of a termination following a change in control are designed to attract and retain qualified executives who might not otherwise join or remain with the company without financial protection in the event that they are forced out of the company following a change in control. These provisions are also intended to provide for continuity of management in the event of a change in control of the company. We believe that our severance and change in control arrangements are comparable to those provided by the companies in our peer group and competitive within our industry.

The Compensation Committee has decided that it will no longer provide gross-ups for the excise tax imposed by Section 4999 of the Internal Revenue Code in connection with change in control arrangements. Accordingly, as prior employment agreements with our named executive officers expired, we revised those agreements to eliminate the tax gross-up provisions. As of the date of this proxy statement, none of our named executive officers are entitled to a tax gross-up in connection with a change of control payment.

The potential severance and change in control benefits payable under these agreements are more fully described in the section titled “Potential Payments upon Termination of Employment.”

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our named executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers unless certain conditions are met. The Compensation Committee does not have a policy requiring executive compensation to qualify as deductible under Section 162(m), and has retained discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. Excluding a portion of Messrs. Myers and Stelly’s compensation, we expect that the remaining compensation paid to our executive officers in 2012 did not meet the $1 million threshold and should be fully deductible by the company.

EXECUTIVE COMPENSATION TABLES

The tables below summarize the total compensation paid to or earned by our named executive officers. See the section titled “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation program.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that our named executive officers earned for their services in all capacities during 2012, 2011 and 2010:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Keith G. Myers Chief Executive Officer	2012 2011 2010	550,000 528,333 500,000	536,800 625,118 618,829	511,000 160,000 350,000	3,769 3,535 3,482	1,601,569 1,316,986 1,472,311

Donald D. Stelly President and Chief Operating Officer	2012 2011 2010	475,000 393,333 337,500	400,068 337,100 762,968	379,500 109,200 196,718	— — —	1,254,568 839,633 1,297,186

Peter J. Roman Executive Vice President, Chief Financial Officer	2012 2011 2010	380,000 325,000 312,500	285,026 312,493 280,094	307,600 87,500 191,407	2,871 2,954 2,780	975,497 727,947 786,781

Peter C. November (5) Former Executive Vice President, General Counsel and Corporate Secretary	2012 2011 2010	210,000 290,000 285,000	300,027 285,107 275,119	95,000 68,400 149,625	2,500 2,450 4,418	607,527 645,957 714,162

(1)	The amounts reported in this column for 2012 reflect the earned annual base salary for each of our named executive officers. The amounts reported for 2011 and 2010 have been adjusted to reflect earned annual base salary rather than the actual amount of salary paid to each named executive officer in the applicable year, as was previously reported. The difference between earned annual base salary and the actual amount of cash incentive awards paid differ slightly due to the payment of cash incentive awards after the end of the quarter for which the incentive awards are granted. The company elected to adjust the previously reported amounts for consistency and ease of comparability. The amounts in reported in the “Total” column for 2011 and 2010 have also been adjusted to reflect this change.
(2)	The grant date fair value of the awards is determined pursuant to Accounting Standards Codification 718 and is based on the closing sales price per share of our common stock on the date of grant.
(3)	Reflects annual cash incentive awards earned based on performance. The amounts reported for 2011 and 2010 have been adjusted to reflect earned annual cash incentive awards rather than the actual amount of cash incentive awards paid to each named executive officer in the applicable year, as was previously reported. The earned annual cash incentive awards and the actual amount of cash incentive awards paid differ slightly due to the payment of cash incentive awards after the end of the quarter for which the incentive awards are granted. The company elected to adjust the previously reported amounts for consistency and ease of comparability. The amounts reported in the “Total” column for 2011 and 2010 have also been adjusted to reflect this change. For information regarding our annual cash incentive program, see the discussion under the heading “Compensation Discussion and Analysis” above and the “2012 Grants of Plan Based Awards” table below.
(4)	Reflects our 2% matching contribution under the 401(k) plan.
(5)	Mr. November voluntarily resigned on July 31, 2012. Mr. November received compensation through July 31, 2012. The amount reflected in the “Salary” column reflects the pro rata amount of his annual base salary for his service as Executive Vice President, General Counsel and Corporate Secretary during 2012.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the individual grants of plan-based awards made to each of our named executive officers during 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Keith G. Myers
Annual Cash Incentive		400,000	500,000	550,000
Restricted Stock	3/1/2012				28,090	536,800
Donald D. Stelly
Annual Cash Incentive		296,000	370,000	407,000
Restricted Stock	3/1/2012				20,935	400,068
Peter J. Roman
Annual Cash Incentive		240,000	300,000	330,000
Restricted Stock	3/1/2012				14,915	285,026
Peter C. November (3)
Annual Cash Incentive		76,000	95,000	95,000
Restricted Stock	3/1/2012				15,700	300,027

(1)	Reflects threshold, target and maximum payout levels for 2012 performance under our annual cash incentive program. The actual amount earned by each named executive officer for 2012 is reported under the “Non-Equity Incentive Plan Compensation” column in the “2012 Summary Compensation Table” above. For more information regarding our annual cash incentive program, see the discussion under the heading “Compensation Discussion and Analysis.”
(2)	Reflects award of time-vesting restricted stock granted under our long-term incentive plans. The restricted stock awards vest in five equal annual installments beginning on the first anniversary of the date of grant. The award with a grant date of March 1, 2012 was long-term equity incentive earned for calendar year 2011.
(3)	As previously disclosed, Mr. November voluntarily resigned from the company on July 31, 2012. Therefore, he was only eligible to earn incentive bonuses on performance during the first two quarters of the fiscal year. Mr. November retained 19,953 shares of unvested restricted stock, which will vest over two years and forfeited all shares scheduled to vest after July 31, 2014.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table provides information concerning stock awards that are outstanding as of December 31, 2012 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Keith G. Myers	78,706	1,676,438
Donald D. Stelly	58,221	1,240,107
Peter J. Roman	35,458	755,255
Peter C. November (3)	19,953	424,999

(1)	The restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant provided that the executive is then still employed by the company, or earlier upon the occurrence of the executive’s death, disability or retirement, or termination by the company without cause or resignation for good reason within two years following a change of control of the company. The restricted stock will vest as follows:

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Myers	4,499	100% on March 1, 2013
	14,902	50% on March 1, 2013 and on the next anniversary thereof
	12,315	33% on March 1, 2013 and on each of the two subsequent anniversaries thereof
	18,900	25% on June 1, 2013 and on each of the three subsequent anniversaries thereof
	28,090	20% on March 1, 2013 and on each of the four subsequent anniversaries thereof

Mr. Stelly	2,271	100% on March 1, 2013
	7,150	50% on March 1, 2013 and on the next anniversary thereof
	5,673	33% on March 1, 2013 and on each of the two subsequent anniversaries thereof
	6,000	33% on September 1, 2013 and on each of the two subsequent anniversaries thereof
	6,000	33% on November 1, 2013 and on each of the two subsequent anniversaries thereof
	10,192	25% on June 1, 2013 and on each of the three subsequent anniversaries thereof
	20,935	20% on March 1, 2013 and on each of the four subsequent anniversaries thereof

Mr. Roman	5,521 5,574	50% on March 1, 2013 and on the next anniversary thereof 33% on March 1, 2013 and on each of the two subsequent anniversaries thereof
	9,448	25% on June 1, 2013 and on each of the three subsequent anniversaries thereof
	14,915	20% on March 1, 2013 and on each of the four subsequent anniversaries thereof

Mr. November	3,413	100% on August 1, 2013
	12,230	50% on March 1, 2013 and on the next anniversary thereof
	4,310	50% on June 1, 2013 and on the next anniversary thereof

(2)	Reflects the value as calculated using the closing market price of our common stock as of December 31, 2012, which was $21.30.
(3)	As previously disclosed, Mr. November voluntarily resigned from the company on July 31, 2012. Mr. November retained 19,953 shares of unvested restricted stock, which will vest over two years and forfeited all shares scheduled to vest after July 31, 2014.

2012 STOCK VESTED

The following table provides information concerning stock awards that vested in 2012 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keith G. Myers	24,080	447,695
Donald D. Stelly	17,785	322,405
Peter J. Roman	9,179	167,175
Peter C. November	8,543	152,175

(1)	The value realized is based on the closing market price of our common stock on the applicable date of vesting of the restricted stock awards, or if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

We currently have employment agreements with each named executive officer (collectively, the “Employment Agreements”), with effective dates as detailed in the table below:

Name	Effective Date of Current Employment Agreements	Expiration Date of Employment Agreements
Keith G. Myers	January 1, 2011	December 31, 2013
Donald D. Stelly	August 27, 2010	August 27, 2013
Peter J. Roman	January 1, 2011	December 31, 2013

Each of the Employment Agreements will automatically renew for additional one-year periods unless either party gives notice to the other of its intent not to renew the agreement. The Employment Agreements provide that each executive is entitled to a minimum annual base salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior executive officers. Each of these executives will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the Compensation Committee. In addition, each of the executives is entitled to fringe benefits generally made available to our senior executive officers, and will be eligible for equity grants under our long-term incentive plans generally made available to our senior executive officers.

The Employment Agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

Termination for Cause; Resignation without Good Reason or due to Retirement

If an executive is terminated for cause or resigns without good reason (as such terms are defined in the agreements) or retires, the executive receives only the salary and vested benefits that have accrued through the date of termination or retirement. No other severance benefits are payable.

Termination Due to Disability or Death

If an executive is terminated due to disability or death, the executive (or his estate) receives salary and vested benefits accrued through the date of termination. The executive’s outstanding equity awards will vest and become immediately exercisable pursuant to the terms of our long-term incentive plans and applicable award agreements.

Termination without Cause; Resignation for Good Reason

Under the current terms of the Employment Agreements for all executives, if the executive is terminated without cause or resigns for good reason, then the executive will be entitled to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination, as well as the continuation of health and welfare benefits for the COBRA-eligible period. In addition, the executive will be entitled to:

•

if the separation occurs prior to, or more than two years following, a change of control of the company: (A) severance payment equal to the product of 1.5 times the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two prior fiscal years, or his target bonus for the year in which the date of termination occurs; and (B) continued vesting of the executive’s outstanding equity awards if the executive complies with applicable non-competition provisions.

•

if the separation occurs within two years following, a change of control of the company: (A) a severance payment equal to the product of 2.5 times the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two prior fiscal years, or his target bonus for the year in which the date of termination occurs; and (B) the immediate and full vesting of all of the executive’s outstanding equity awards.

Restrictive Covenants

Each of the Employment Agreements contains confidentiality, non-compete and non-solicitation covenants that apply during the executive’s employment with the company and for a two year period after the executive’s termination of employment (or for a six month period if the executive’s termination occurs within two years after a change in control).

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our named executive officers would have received under their Employment Agreements if they had terminated employment on December 31, 2012 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

As previously disclosed, effective July 31, 2012, Peter C. November resigned as Executive Vice President, General Counsel and Corporate Secretary of the company. Although we had an employment agreement with Mr. November, that agreement terminated in connection with his termination of employment with the company. The company paid Mr. November through July 31, 2012. In addition, in connection with his resignation,

Mr. November retained 19,953 shares of unvested restricted stock, which will vest over two years and forfeited all shares scheduled to vest after July 31, 2014.

	Myers	Stelly	Roman
Reason for Termination:
By Company Without Cause; by Executive for Good Reason
Pro-rata Annual Bonus(1)	$500,000	$370,000	$300,000
Cash Severance(2)	585,000	400,000	350,000
Total Estimated Value of Payments and Benefits	1,085,000	770,000	650,000
Termination Without Cause or by Executive for Good Reason Within 24 Months Following a Change of Control
Pro-rata Annual Bonus(1)	$500,000	$370,000	$300,000
Cash Severance(2)	2,712,500	1,925,000	1,625,000
Health and Welfare Continuation(3)	22,240	22,231	22,240
Value of Accelerated Equity Awards(4)	1,676,438	1,240,107	755,255
Total Estimated Value of Payments and Benefits	4,911,178	3,557,338	2,702,495
Death or Disability
Pro-rata Annual Bonus(1)	$500,000	$370,000	$300,000
Value of Accelerated Equity Awards(4)	1,676,438	1,240,107	755,255
Total Estimated Value of Payments and Benefits	$2,176,438	$1,610,107	$1,055,255

(1)	Reflects a pro-rata payment of the executive’s target annual bonus for 2012, based on the portion of the year elapsed prior to termination. As the table assumes that the executive was terminated on December 31, 2012, the amounts reflect full target annual bonus for 2012.
(2)	Reflects a severance payment equal to the product of 1.5 times, or 2.5 times in the event of a change in control, the sum of (1) the executive’s base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by the executive for the two fiscal years, or his target bonus for the year in which the date of termination occurs.
(3)	Reflects the cost of providing continued health and welfare benefits to the executive after his date of termination of employment. We will pay the excess of the COBRA cost of such coverage over the amount that the executive would have had to pay for such coverage if he had remained employed and paid the active employee rate. Our obligations to provide health and welfare benefits cease in the event the executive participates in another employer sponsored plan or when the COBRA benefit expires (18 months from qualifying event).
(4)	Represents the fair market value of shares of restricted stock that would immediately vest upon termination each based on closing market price of our common stock as of December 31, 2012, which was $21.30.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2, ADOPTION, ON AN ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Pursuant to Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the rules of the SEC. This vote does not address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed in the section titled “Executive Officer Compensation.” This disclosure includes the “Compensation Discussion and Analysis” and the “Executive Compensation Tables,” including the accompanying narrative disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the stockholders of LHC Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2013 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that executive compensation is an important matter for our stockholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement, including the “Compensation Discussion and Analysis” (including its executive summary), the “Executive Compensation Tables”, and the rest of the narrative disclosures regarding our executive compensation program in the section titled “Executive Officer Compensation”.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Following the recommendation of our stockholders at our 2011 annual meeting, we will hold a “say-on-pay” vote at each annual meeting until the next required vote of our stockholders regarding the frequency of “say-on-pay”. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided the section titled “The Board of Directors and Corporate Governance—Stockholder Communications with the Board of Directors.”

Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares of common stock present, in person or by proxy, at the annual meeting and entitled to vote on the proposal. For additional information on the voting requirements, see the section titled “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

The independent accounting firm of KPMG LLP (“KPMG”) has served as our registered independent public accounting firm since August 20, 2008. Our Audit Committee has selected KPMG to conduct the annual audit of our financial statements for the fiscal year ending December 31, 2013. KPMG has no financial interest, direct or indirect, in the company and does not have any connection with the company except in its professional capacity as an independent auditor.

The ratification by the stockholders of the selection of KPMG as our registered independent public accounting firm is not required by law or by our bylaws. The board, consistent with the practice of many publicly held corporations, is nevertheless submitting ratification of its selection of KPMG to its stockholders for approval. If our stockholders do not ratify the selection of KPMG at the annual meeting, the Audit Committee may reconsider its selection of KPMG as our registered independent public accounting firm for the fiscal year ending December 31, 2013. Even if the selection of KPMG is ratified, the Audit Committee, in its sole discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the company and our stockholders.

Representatives of KPMG will be present at the annual meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The ratification of the selection of KPMG requires the approval of a majority of the voting power of the outstanding shares of common stock present, in person or by proxy, at the annual meeting and entitled to vote on the proposal. For additional information on the voting requirements, see the section titled “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Principal Accounting Fees And Services

The following table shows the fees related to the audit and other services provided by KPMG for the fiscal years ended December 31, 2012 and 2011:

Fee Category	2012	2011
Audit Fees (1)	$1,221,755	$1,203,117
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees (2)	2,000	2,000

Total	$1,223,755	$1,205,117

(1)	Audit Fees includes the aggregate fees billed for professional services rendered for the audit of our annual financial statements for 2012 and 2011 and internal control over financial reporting, review of our Form 10-K and Form 10-Qs for the same periods, and quarterly reviews.

(2)	Other Fees includes the Accounting Research Online tool used by the company during 2012 and 2011.

Audit Committee Pre-Approval Policy

Our Audit Committee approves all fees to be paid for audit and audit related services, tax and all other fees of our independent auditor prior to engagement for those services.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit and audit-related services and permitted non-audit services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approved all services provided by KPMG in 2011 and 2012. The Audit Committee has pre-approved all services to be provided by KPMG during 2013.

The Audit Committee pre-approval policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided, without further approval by the Audit Committee, up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels or any services not specifically identified in the policy must be specifically pre-approved by the Audit Committee. Our independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the company’s audited financial statements for the fiscal year ended December 31, 2012, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements. In consultation with management, the Audit Committee also considered the company’s financial reporting processes and reviewed and assessed the adequacy of internal controls over financial reporting.

The Audit Committee discussed with KPMG, the company’s independent registered public accounting firm, the overall scope and plans for the audit. The Audit Committee has met with KPMG, with and without management present, to discuss the results of its observations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Audit Committee reviewed with KPMG, who are responsible for expressing an opinion whether the financial statements are presented fairly in all material respects in accordance with U.S. generally accepted accounting principles, their judgments as to the acceptability and quality of the company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also reviewed and discussed with management and KPMG, management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee has received the written disclosures from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed those disclosures with KPMG. In addition, the Audit Committee discussed with KPMG their independence from management and the company. The Audit Committee also considered whether KPMG’s provision, during 2012, of services that were unrelated to their audit of the company’s financial statements and to their reviews of the company’s interim financial statements during 2012 is compatible with maintaining KPMG’s independence.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and KPMG. Based on the foregoing reviews and discussions with management and with KPMG, and the receipt of an unqualified opinion from KPMG dated March 18, 2013 regarding the company’s audited financial statements for the fiscal year ended December 31, 2012, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

George A. Lewis—Chair

Ted W. Hoyt

Christopher S. Shackelton

Dan S. Wilford

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED LHC GROUP, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4, THE APPROVAL OF

THE AMENDED AND RESTATED LHC GROUP, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN.

General

Upon the recommendation of our Compensation Committee, our board unanimously approved, and recommends that our stockholders approve, the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan (the “ESPP”) to (1) increase the number of shares available for issuance and (2) extend the term from January 1, 2016 to January 1, 2023. A summary of the ESPP is set forth below. The summary is qualified in its entirety by reference to the full text of the plan, which is filed with this proxy statement as Annex A.

Purpose of the Proposal

We are seeking to amend and restate the LHC Group, Inc. 2006 Employee Stock Purchase Plan (the “Original Plan”) in order to (1) increase the number of shares issuable by 250,000 shares of our common stock and (2) extend the term of the ESPP to January 1, 2023. The Original Plan was adopted by our board and approved by our stockholders on June 13, 2006. As of March 31, 2013, there were 42,017 shares of our common stock remaining available for issuance under the Original Plan.

The board believes that providing employees with a proprietary interest in the growth and performance of the company is crucial to stimulating individual performance while at the same time enhancing stockholder value. The purpose of the ESPP is to increase stockholder value and to advance the interests of the company and its subsidiaries by furnishing stock-based economic incentives designed to attract, retain, reward and motivate key employees to the company and to strengthen the mutuality of interests between such service providers and our stockholders. So that we may continue to motivate and reward our personnel with stock-based awards, the board believes it is important that we increase the number of shares of our common stock available under the Original Plan and that we extend the term of the Original Plan.

Summary of the Employee Stock Purchase Plan

Purpose of the ESPP

The ESPP offers eligible employees the opportunity to purchase shares of our common stock at a 5% discount off of the market price. Participation is strictly voluntary.

Administration

Subject to the express provisions of the ESPP, the Compensation Committee of our board has authority to interpret and construe the provisions of the ESPP, to adopt rules and regulations for administering the ESPP, and to make all other determinations necessary or advisable for administering the ESPP. The ESPP will be administered in order to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Compensation Committee has selected American Stock Transfer & Trust Company, LLC as the administrator to operate and perform day-to-day administration of the ESPP.

Stock Subject to the ESPP

Subject to adjustment as provided in the ESPP, the aggregate number of shares of our common stock reserved and available for issuance pursuant to the plan is 500,000, representing 250,000 shares reserved under the Original Plan and an additional 250,000 reserved under the ESPP. As of March 28, 2013, the closing price of a share of our common stock on NASDAQ was $21.50.

Eligibility; Grant and Exercise of Options

All employees of the company who are regularly scheduled to work at least 20 hours each week and at least five months each calendar year are eligible to participate in the ESPP on first offering date that occurs at least three months following their most recent date of hire with the company.

Offering Periods Under the ESPP

The ESPP provides for 3 month offering periods running for a calendar quarter beginning July 1, 2006. Eligible employees may elect to become a participant in the ESPP by submitting a request form to the administrator, which will remain effective from offering period to offering period unless and until the participant files a new request form. Participants may contribute between 1% and 10%, in whole percentages, of his or her gross base pay. The amount a participant may contribute to the ESPP is limited to $3,750 per quarterly offering period. Payroll deductions will accumulate in a non-interest bearing contribution account held by American Stock Transfer & Trust Company, LLC, the Plan Administrator. All deductions are made on an after tax basis.

On the first day of an offering, participants will be granted an option to purchase on the last day of the offering (the “purchase date”) at the price described below (the “purchase price”) the number of full shares of our common stock which the cash credited to his or her contribution account on the purchase date will purchase at the purchase price. Unless a participant terminates employment or withdraws from the ESPP or an offering on or before the purchase date, his or her option to purchase shares of our common stock will be deemed to have been exercised automatically on the purchase date. The purchase price will be 95% of the fair market value of the shares of our common stock on the purchase date of the offering. No brokerage fees will be charged for these purchase transactions. If there is a cash balance remaining in a participant’s contribution account at the end of an offering representing the exercise price for a fractional share of our common stock, such balance will remain in the contribution account to be used in the next offering, unless he or she requests that such amount be refunded. All shares of our common stock purchased will be held in the participant’s name by the Plan Administrator.

Options granted under the ESPP are not transferable other than by will or by the laws of descent and distribution and options are exercisable only by the participant during his or her lifetime.

Termination of Employment and Withdrawal from the ESPP

If a participant’s employment is terminated for any reason, his or her participation in the ESPP will terminate immediately and the balance, if any, in his or her contribution account will be returned in cash, without interest.

Participants may elect to withdraw from the ESPP at any time and receive back any of their contributions, without interest, not used to purchase shares of our common stock. If a participants wishes to withdraw his or her funds prior to a purchase, he or she must make their election to do so 30 days prior to the end of the offering period through the Plan Administrator. If a participant does withdraw, he or she will not be eligible to re-enroll until the beginning of the 2nd subsequent offering period (i.e. the participant may not participate in the offering period following the one from which he or she just withdrew).

Participants may sell their shares of our common stock at any time once shares have been credited to their account, in compliance with our Security Trades by Company Personnel: Insider Trading Policy. The tax consequences to a participant of selling his or her shares of our common stock depends on the length of time that such participant holds them, as described below.

Amendment and Termination of the ESPP

The Compensation Committee may amend the ESPP at any time; provided, however, that no amendment may, without stockholder approval, materially affect the eligibility requirements under the ESPP or increase the number of shares of common stock subject to any options issued to participants.

The Compensation Committee may terminate the ESPP at any time. Upon termination of the ESPP, the Plan Administrator must give notice thereof to participants and will terminate all payroll deductions. Cash balances then credited to participants’ contribution accounts will be distributed as soon as practicable, without interest.

Federal Income Tax Consequences to the Company and to Participants

The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Code. A general summary of the federal income tax consequences regarding the ESPP is stated below. The tax consequences of participating in the ESPP may vary with respect to individual situations. Accordingly, participants should consult with their tax advisors in regard to the tax consequences of participating in the ESPP as to both federal and state income tax considerations.

Neither the grant nor the exercise of options under the ESPP will have a tax impact on the participant or on us. If a participant disposes of the common stock acquired upon the exercise of his options after at least two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the common stock at the time of disposition, or (ii) the fair market value of the common stock at the date of grant, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds common stock at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the common stock at the time of death, or (ii) the fair market value of the share of our common stock at the date of grant exceeds the purchase price. We will not be allowed a deduction if the holding period requirements are satisfied. If a participant disposes of the shares of our common stock before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the common stock on the date of exercise of the option over the purchase price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. We will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

Benefits to Named Executive Officers and Others

Participation in the ESPP is voluntary and we cannot presently determine the benefits or amounts that will be received pursuant to the ESPP in the future, as such amounts will depend on the amount of contributions eligible employees choose to make, the actual purchase price of shares in future offering periods, and the market value of the shares of our common stock on various future dates.

Vote Required

Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares of our common stock present, in person or by proxy, at the annual meeting and entitled to vote on the proposal. For additional information on the voting requirements, see the section titled “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under equity compensation plans as of December 31, 2012.

	(a)	(b)	(c)(1)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Price of Outstanding Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)
Equity compensation plans approved by stockholders:	15,000	$16.88	1,173,337
Equity compensation plans not approved by stockholders:	—	—	—
Total	15,000	$16.88	1,173,337

(1)	Of the 1,173,337 shares, 1,112,090 shares were available for future issuance under our 2010 Employee Long-Term Incentive Plan and 61,247 shares were available for future issuance under our 2006 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements with Directors

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law (DGCL). DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: (1) any breach of their duty of loyalty to the corporation or the stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. This limitation does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws also provide that we will indemnify our directors and executive officers and we may indemnify our other officers and employees and other agents to the fullest extent permitted by law. In addition, our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors, in addition to the indemnification provided by our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by our directors in any action or proceeding arising out of his or her services as a director or at our request.

Company Policy

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the company, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which the company participates and in which a related person (as defined below) may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

In April 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the company and related persons, including directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the company’s voting securities or any immediate family member of an executive officer or director. The policy also covers any firm, corporation or other entity in which is owned or controlled by any such person, or in which such person has a substantial ownership interest. Prior to entering into a transaction with a related person, notice must be given to our General Counsel containing (i) the related person’s relationship to the company and interest in the transaction, (ii) the material facts of the transaction, (iii) the benefits to the company of the transaction, (iv) the availability of any other sources of comparable products or services and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If our General Counsel and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the annual review by the Audit Committee of ongoing related person transactions.

During 2012, the company did not have any transactions with related persons that required disclosure under the applicable SEC rules and regulations.

GENERAL INFORMATION

Delivery of Proxy Materials and Annual Reports

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report to an address shared by two or more stockholders. This method of delivery is referred to as “householding.” Currently, we are not householding for registered stockholders, but brokers, dealers, banks or other entities that hold common stock in street name for beneficial owners of common stock and that distribute proxy statements and annual reports they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report to certain multiple stockholders who share an address, unless the company or such other distributor has received contrary instructions from one or more of those stockholders. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders may notify us of their request(s) by calling (337) 233-1307 or by sending a written request addressed to our Corporate Secretary at LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. In addition, stockholders who hold shares of our common stock in street name who prefer to receive separate copies of the annual report or proxy statement, or who are receiving multiple copies of annual reports or proxy statements and who prefer to receive a single copy, either now or in the future, should contact their broker, dealer, bank or other record holder entity.

2012 Annual Report

Upon the written request of any stockholder entitled to vote at the annual meeting, the company will furnish, without charge, a copy of the company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. Requests should be directed to the company’s Corporate Secretary at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503 or by calling (800) 489-1307 or submitting an e-mail through our website at www.LHCGroup.com by clicking on “contact us” under the Investors. A copy of the Annual Report for the fiscal year ended December 31, 2012, which includes the Form 10-K, is being made available concurrently with this proxy statement. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation materials.

LHC GROUP, INC.

Keith G. Myers

Chief Executive Officer

May 7, 2013

Annex A

AMENDED AND RESTATED

LHC GROUP, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED

LHC GROUP, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED

LHC GROUP, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

BACKGROUND

1.1    Establishment of the Plan. LHC Group, Inc. (the “Company”) previously established a stock purchase plan known as the “ LHC Group, Inc. 2006 Employee Stock Purchase Plan,” which plan is hereby amended and restated and is now known as the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan (as amended and restated, the “Plan”), as set forth in this document. The Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

1.2    Applicability of the Plan. The provisions of this Plan are applicable only to certain individuals who, on or after the Effective Date (as defined herein), are employees of the Company and its Subsidiaries participating in the Plan. The Committee shall indicate from time to time which of its Subsidiaries, if any, are participating in the Plan.

1.3    Purpose. The purpose of the Plan is to enhance the proprietary interest among the employees of the Company and its participating Subsidiaries through ownership of Common Stock of the Company.

ARTICLE II

DEFINITIONS

Whenever capitalized in this document, the following terms shall have the respective meanings set forth below.

2.1    Administrator. Administrator shall mean the person or persons (who may be officers or employees of the Company) selected by the Committee to operate the Plan, perform day-to-day administration of the Plan, and maintain records of the Plan

2.2    Amendment Date. Amendment Date shall mean January 1, 2013.

2.3    Board. Board shall mean the Board of Directors of the Company.

2.4    Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

2.5    Committee. Committee shall mean the committee of the Board described in Article III.

2.6    Common Stock. Common Stock shall mean the common stock, par value $0.01, of the Company.

2.7    Company. Company shall mean LHC Group, Inc., a Delaware corporation.

2.8    Compensation. Compensation shall mean, for any Participant, for any Offering Period, the Participant’s gross base wages for the respective period, including salary and commissions where applicable, but does not include items such as bonuses, overtime pay, non-cash compensation and reimbursement of moving, travel, trade or business expenses.

2.9    Contribution Account. Contribution Account shall mean the bookkeeping account established by the Administrator on behalf of each Participant, which shall be credited with the amounts deducted from the Participant’s Compensation pursuant to Section 4.2 or Article VII. The Administrator shall establish a separate Contribution Account for each Participant for each Offering Period.

2.10    Effective Date. Effective Date shall mean January 1, 2006.

2.11    Eligible Employee. An Employee eligible to participate in the Plan pursuant to Section 4.1.

2.12    Employee. Employee shall mean an individual employed by an Employer who meets the employment relationship described in Treasury Regulation Sections 1.423-2(b) and Section 1.421-7(h).

2.13    Employer. Employer shall mean the Company and any Subsidiary designated from time to time by the Committee as an employer participating in the Plan.

2.14    Fair Market Value. Fair Market Value of a share of Common Stock, as of any designated date, shall mean the closing sales price of the Common Stock on the Nasdaq Stock Market on such date or on the last previous date on which such stock was traded.

2.15    Offering. Offering means an offer under the Plan of an Option that may be exercised during an Offering Period. For purposes of the Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of an Employer will participate even if the dates of the applicable Offering Periods of each such Offering are identical.

2.16    Offering Date. Offering Date shall mean the first Trading Date of each Offering Period.

2.17    Offering Period. Offering Period shall mean the period of time during which offers to purchase Common Stock are outstanding under the Plan. The Committee shall determine the length of each Offering Period, which need not be uniform; provided that no Offering Period shall exceed twenty-four (24) months in length. Until specified otherwise by the Committee, the first Offering Period will be the 6-month period beginning January 1, 2006 and ending June 30, 2006; thereafter Offering Periods will be the 3-month periods beginning January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2006. No voluntary payroll deductions shall be solicited unless and until an effective registration statement on Form S-8 is filed under the Securities Act of 1933, as amended, covering shares to be issued under the Plan.

2.18    Option. Option shall mean the option to purchase Common Stock granted under the Plan on each Offering Date.

2.19    Participant. Participant shall mean any Eligible Employee who has elected to participate in the Plan under Section 4.2.

2.20    Plan. Plan shall mean the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan, as amended and in effect from time to time.

2.21    Purchase Date. Purchase Date shall mean the last Trading Date of each Offering Period.

2.22    Purchase Price. Purchase Price shall mean the purchase price of Common Stock determined under Section 6.1.

2.23    Request Form. Request Form shall mean an Employee’s authorization either in writing on a form approved by the Administrator or through electronic communication approved by the Administrator which specifies the Employee’s payroll deduction in accordance with Section 7.2, and contains such other terms and provisions as may be required by the Administrator.

2.24    Stock Account. Stock Account shall mean the account established by the Administrator on behalf of each Participant, which shall be credited with shares of Common Stock purchased pursuant to the Plan and dividends thereon (which may be reinvested in shares of Common Stock), until such shares are distributed in accordance with Article VIII of the Plan.

2.25    Subsidiary. Subsidiary shall mean any present or future corporation which is a “subsidiary corporation” of the Company as defined in Code Section 424(f).

2.26    Trading Date. Trading Date shall mean a date on which shares of Common Stock are traded on the Nasdaq Stock Market or any other national securities exchange.

Except when otherwise indicated by the context, the definition of any term herein in the singular may also include the plural.

ARTICLE III

ADMINISTRATION

3.1    Committee. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. Unless otherwise designated by the Board, the Compensation Committee of the Board of Directors of the Company shall serve as the Committee administering the Plan.

3.2    Action and Interpretations By the Committee. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s determinations on the foregoing matters shall be conclusive and binding upon all persons. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any affiliate, the Company’s or an affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

3.3    Authority of Committee. Subject to the express provisions of the Plan, the Committee has the exclusive power, authority and discretion to:

(a)    interpret and construe any and all provisions of the Plan;

(b)    adopt rules and regulations for administering the Plan,;

(c)    make all other determinations necessary or advisable for administering the Plan;

(d)    adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any participating Subsidiary may operate, in order to assure the viability of the benefits of Options granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

4.1    Eligibility. All Employees shall be eligible to participate in the Plan as of the later of:

(a)    the first Offering Date that occurs at least three months following the Employee’s most recent date of hire by an Employer; or

(b)    the Effective Date.

On each Offering Date, Options will automatically be granted to all Employees then eligible to participate in the Plan; provided, however, that no Employee shall be granted an Option for an Offering Period if, immediately after the grant, the Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this Section, the attribution rules of Code Section 424(d) shall apply in determining stock ownership of any Employee. If an Employee is granted an Option for an Offering Period and such Employee does not participate in the Plan for such Offering Period, such Option will be deemed never to have been granted for purposes of applying the $25,000 annual limitation described in Section 6.2.

4.2    Participation. An Eligible Employee having been granted an Option under Section 4.1 may submit a Request Form to the Administrator to participate in the Plan for such Offering Period. The Request Form shall authorize a regular payroll deduction from the Employee’s Compensation for the Offering Period, subject to the limits and procedures described in Article VII. A Participant’s Request Form authorizing a regular payroll deduction shall remain effective from Offering Period to Offering Period until amended or canceled under Section 8.1.

4.3    Leave of Absence. For purposes of Section 4.1, an individual on a leave of absence from an Employer shall be deemed to be an Employee for the first 90 days of such leave, or for such longer period of time that his or her entitlement to return to work is protected by statute or agreement with the Employer, if applicable. For purposes of this Plan, such individual’s employment with the Employer shall be deemed to terminate at the close of business on the 90th day of the leave, unless the individual has returned to regular employment with an Employer before the close of business on such 90th day or his entitlement to return to work is protected by statute or agreement with the employer. Termination of any individual’s leave of absence by an Employer, other than on account of a return to employment with an Employer, shall be deemed to terminate an individual’s employment with the Employer for all purposes of the Plan.

ARTICLE V

STOCK AVAILABLE

5.1    In General. Subject to the adjustments in Sections 5.2 and 5.3, an aggregate of 500,000 shares of Common Stock shall be available for purchase by Participants pursuant to the provisions of the Plan. These shares may be authorized and unissued shares or may be shares issued and subsequently acquired by the Company. If an Option under the Plan expires or terminates for any reason without having been exercised in whole or part, the shares subject to such Option that are not purchased shall again be available for subsequent Option grants under the Plan. If the total number of shares of Common Stock for which Options are exercised on any Purchase Date exceeds the maximum number of shares then available under the Plan, the Administrator shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable; and the balance of the cash credited to Participants’ Contribution Accounts shall be distributed to the Participants as soon as practicable.

5.2    Adjustment in Event of Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution with respect to holders of the Company’s Common Stock other than normal cash dividends, an automatic adjustment shall be made in the number and kind of shares as to which outstanding Options or portions thereof then unexercised shall be exercisable and in the available shares set forth in Section 5.1, so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event; provided, however, that in no event shall any adjustment be made that would cause any Option to fail to qualify as an option pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code.

5.3    Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise provided by the Committee. The Company shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the next Purchase Date has been changed to the New Purchase Date and that the Participant’s Option shall be exercised automatically on the New Purchase Date, unless the Participant has withdrawn from the Offering Period, as provided in Section 8.1 hereof, prior to the New Purchase Date.

5.4    Merger or Asset Sale. In the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, then, in the discretion of the Committee, (i) each outstanding Option shall be assumed, or an equivalent option substituted, by the successor corporation or its parent, or (ii) the Offering Period then in progress shall be shortened by setting a New Purchase Date, which shall be before the date of the proposed transaction. If the Committee sets a New Purchase Date, the Company shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the Participant’s Option shall be exercised automatically on the New Purchase Date, unless the Participant has withdrawn from the Offering Period, as provided in Section 8.1 hereof, prior to the New Purchase Date. In lieu of the foregoing, the Committee may terminate the Plan in accordance with Section 9.2.

ARTICLE VI

OPTION PROVISIONS

6.1    Purchase Price. The Purchase Price of a share of Common Stock purchased for a Participant pursuant to each exercise of an Option shall be the Designated Percent of the Fair Market Value of a share of Common Stock on the Purchase Date.

Until otherwise provided by the Committee, the Designated Percent for purposes of the foregoing sentence is 95 percent. The Committee may change the Designated Percent for any Offering Period but in no event shall the Designated Percent be less than 85 percent.

6.2    Calendar Year $25,000 Limit. Notwithstanding anything else contained herein, no Employee may be granted an Option for any Offering Period which permits such Employee’s rights to purchase Common Stock under this Plan and any other qualified employee stock purchase plan (within the meaning of Code Section 423) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of Fair Market Value of such Common Stock for each calendar year in which an Option is outstanding at any time. For purposes of this Section, Fair Market Value shall be determined as of the Offering Date.

ARTICLE VII

PURCHASING COMMON STOCK

7.1    Participant’s Contribution and Stock Accounts.

(a)    Contribution Account. The Administrator shall establish a book account in the name of each Participant for each Offering Period, which shall be the Participant’s Contribution Account. As discussed in Section 7.2 below, a Participant’s payroll deductions shall be credited to the Participant’s Contribution Account, without interest, until such cash is withdrawn, distributed, or used to purchase Common Stock as described below. All cash received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate any assets held under the Plan.

(b)    Stock Account and Registration of Shares. At the election of the Administrator, shares of Common Stock acquired upon exercise of an Option may be (i) registered in book entry form on the registration books maintained by the Company’s transfer agent, (ii) certificated in the name of the Company and held by the Company as the nominee for the Participant, or (iii) registered in book-entry form in an account established on behalf of the Participant with a third-party brokerage firm. These shares shall be credited to the Participant’s Stock Account. A Participant shall have all ownership rights to the shares credited to his or her Stock Account, and the Company shall have no ownership or other rights of any kind with respect to any such certificates or the shares represented thereby. The Company may enter into an arrangement with one or more third-party firms to administer the Stock Accounts of Participants.

7.2    Payroll Deductions; Dividends.

(a)    Payroll Deductions. By submitting a Request Form at any time before an Offering Period in accordance with rules adopted by the Administrator, an Eligible Employee may authorize a payroll deduction to purchase Common Stock under the Plan for any Offering Period. The payroll deduction shall be effective on the first pay period during the Offering Period commencing after receipt of the Request Form by the Administrator. The payroll deduction shall be in any percentage up to a maximum of ten percent (10%) of such Employee’s Compensation payable each pay period, and at any other time an element of Compensation is payable. Notwithstanding the foregoing, the Committee may impose a maximum dollar limit for payroll deductions in any one Offering Period, subject to Section 6.2. Until otherwise provided by the Committee, the maximum payroll deduction under the Plan by a Participant shall be $3,750 per quarterly Offering Period (the maximum payroll deduction for the first Offering Period shall be $7,500).

(b)    Dividends. Cash or stock dividends paid on Common Stock which is credited to a Participant’s Stock Account as of the dividend payment date may, at the election of the Company, be automatically reinvested in shares of Common Stock and credited to the Participant’s Stock Account or paid or distributed to the Participant as soon as practicable.

7.3    Automatic Exercise. Unless the cash credited to a Participant’s Contribution Account is withdrawn or distributed as provided in Article VIII, his or her Option shall be deemed to have been exercised automatically on each Purchase Date, for the purchase of the number of full shares of Common Stock which the cash credited to his or her Contribution Account at that time will purchase at the Purchase Price; provided, however, that in no event shall a Participant be permitted to purchase more than 1,000 shares of Common Stock during each Offering Period, subject to adjustments pursuant to Section 5.2. If there is a cash balance remaining in the Participant’s Contribution Account at the end of an Offering Period representing the exercise price for a fractional share of Common Stock, such balance may be retained in the Participant’s Contribution Account for the next Offering Period, unless the Participant requests that it be refunded, without interest. Any other cash balance remaining in the Participant’s Contribution Account at the end of an Offering Period shall be refunded to the Participant, without interest. The amount of cash that may be used to purchase shares of Common Stock may not exceed the Compensation restrictions set forth in Section 7.2 or the limitation of Section 6.2.

Except as provided in the preceding paragraph, if the cash credited to a Participant’s Contribution Account on the Purchase Date exceeds the applicable Compensation restrictions of Section 7.2 or exceeds the amount necessary to purchase the maximum number of shares of Common Stock available during the Offering Period under the limitation of Section 6.2, such excess cash shall be refunded to the Participant, without interest. The excess cash may not be used to purchase shares of Common Stock nor retained in the Participant’s Contribution Account for a future Offering Period.

Each Participant shall receive a statement on not less than an annual basis indicating the number of shares credited to his or her Stock Account, if any, under the Plan.

7.4    Listing, Registration, and Qualification of Shares. The granting of Options for, and the sale and delivery of, Common Stock under the Plan shall be subject to the effecting by the Company of any listing, registration, or qualification of the shares subject to that Option upon any securities exchange or under any federal or state law, or the obtaining of the consent or approval of any governmental regulatory body deemed necessary or desirable for the issuance or purchase of the shares covered.

ARTICLE VIII

DISCONTINUANCE, WITHDRAWALS AND DISTRIBUTIONS

8.1    Discontinuance. A Participant may discontinue participation in an Offering Period and thereby discontinue his or her payroll deductions for an Offering Period by filing a new Request Form with the Administrator requesting a refund of amounts accumulated in his or her Contribution Account. This discontinuance shall be effective as soon as practicable, typically on the first pay period commencing at least 15 days after receipt of the Request Form by the Administrator. A Participant who discontinues his or her participation for an Offering Period may not resume participation in the Plan until the second following Offering

Period (i.e., he or she may not participate in the Offering Period immediately following the one from which he or she discontinued participation).

Any amount held in the Participant’s Contribution Account for an Offering Period after the effective date of the discontinuance of his or her participation will, at the election of the Participant, be—

(a)    returned to the Participant, in cash, without interest, as soon as practicable, upon the Participant’s written request received by the Administrator at least 30 days before the next Purchase Date; or

(b)    if the Participant so requests or, in the absence of timely instructions from the Participant of a desire to receive cash under (a) above, held under the Plan and used to purchase Common Stock for the Participant under the automatic exercise provisions of Section 7.3.

8.2    Withdrawal of Shares While Employed. A Participant may, while an Employee of the Company or any Subsidiary, withdraw certificates for any whole number of shares of Common Stock credited to his or her Stock Account at any time, upon 30 days’ written notice to the Administrator. If a Participant requests a distribution of only a portion of the shares of Common Stock credited to his or her Stock Account, the Administrator will distribute the oldest securities held in the Participant’s Stock Account first, using a first in-first out methodology. The Administrator may at any time distribute certificates for some or all of the shares of Common Stock credited to a Participant’s Stock Account, whether or not the Participant so requests.

8.3    Leave of Absence; Transfer to Ineligible Status. If a Participant either begins a leave of absence, is transferred to employment with a Subsidiary not participating in the Plan, or remains employed with an Employer but is no longer eligible to participate in the Plan, the Participant shall cease to be eligible for payroll deductions to his or her Contribution Account pursuant to Section 7.2. The cash balance then credited to the Participant’s Contribution Account shall, at the election of the Participant, be—

(a)    returned to the Participant, in cash, without interest, as soon as practicable, upon the Participant’s written request received by the Administrator at least 30 days before the next Purchase Date; or

(b)    if the Participant so requests or, in the absence of timely instructions from the Participant of a desire to receive cash under (a) above, held under the Plan and used to purchase Common Stock for the Participant under the automatic exercise provisions of Section 7.3.

If the Participant returns from the leave of absence before being deemed to have ceased employment with the Employer under Section 4.3, or again becomes eligible to participate in the Plan, the Request Form, if any, in effect immediately before the leave of absence or disqualifying change in employment status shall be deemed void and the Participant must again complete a new Request Form to resume participation in the Plan.

8.4    Termination of Employment for Reasons Other Than Death. If a Participant terminates employment with the Company and its Subsidiaries for reasons other than death, the cash balance in the Participant’s Contribution Account shall be returned to the Participant in cash, without interest, as soon as practicable. Certificates for the largest whole number of shares of Common Stock credited to his or her Stock Account shall be distributed to the Participant as soon as practicable, together with cash for any remaining balance.

8.5    Death. In the event a Participant dies, the cash balance in his or her Contribution Account shall be distributed to the Participant’s estate, in cash, without interest, as soon as practicable. Certificates for the largest whole number of shares of Common Stock credited to his or her Stock Account shall be distributed to the Participant as soon as practicable, together with cash for any remaining balance.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1    Amendment. The Committee shall have the right to amend or modify the Plan, in full or in part, at any time and from time to time; provided, however, that no amendment or modification shall:

(a)    affect any right or obligation with respect to any grant previously made, unless required by law or deemed by the Committee to be necessary or desirable in order to enable the Company to comply with applicable securities laws or regulations, or

(b)    unless previously approved by the stockholders of the Company, where such approval is necessary to satisfy applicable securities laws, the Code, or rules of any stock exchange on which the Company’s Common Stock is listed:

(i)    materially affect the eligibility requirements set forth in Sections 4.1 and 4.3, or change the definition of Employer as set forth in Section 2.13, or

(ii)    increase the number of shares of Common Stock subject to any Options issued to Participants (except as provided in Sections 5.2 and 5.3).

9.2    Termination. The Plan will continue into effect for a term of ten years from the Amendment Date unless earlier terminated by the Committee. The Committee may terminate the Plan at any time in its sole and absolute discretion. The Plan shall be terminated by the Committee if at any time the number of shares of Common Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements, except as specified in Section 5.1.

Upon termination of the Plan, the Administrator shall give notice thereof to Participants and shall terminate all payroll deductions. Cash balances then credited to Participants’ Contribution Accounts shall be distributed as soon as practicable, without interest.

ARTICLE X

MISCELLANEOUS

10.1    Registration and Expenses. Whether registered in book entry form or represented in certificate form as provided in Section 7.1(b), shares of Common Stock acquired upon exercise of an Option shall be directly registered in the name of the Participant or, if the Participant so indicates on the Request Form, (a) in the Participant’s name jointly with a member of the Participant’s family, with the right of survivorship, (b) in the name of a custodian for the Participant (in the event the Participant is under a legal disability to have stock issued in the Participant’s name), (c) in a manner giving effect to the status of such shares as community property, or (d) in street name for the benefit of any of the above with a broker designated by the Participant. No other names may be included in the Common Stock registration. The Company shall pay all issue or transfer taxes with respect to the issuance of shares of such Common Stock or the initial transfer of such shares to a brokerage account designated by the Company, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or initial transfer. Once the shares have been issued to the Participant or initially transferred to such brokerage account on behalf of the Participant, the Company shall bear no expense for further transfers or sale of the shares.

10.2    Employment Rights. Neither the establishment of the Plan, nor the grant of any Options thereunder, nor the exercise thereof shall be deemed to give to any Employee the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee or otherwise modify the employment relationship at any time.

10.3    Tax Withholding. The Administrator may make appropriate provisions for withholding of federal, state, and local income taxes, and any other taxes, from a Participant’s Compensation to the extent the Administrator deems such withholding to be legally required.

10.4    Rights Not Transferable. Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution and are exercisable only by the Participant during his or her lifetime.

10.5    No Repurchase of Stock by Company. The Company is under no obligation to repurchase from any Participant any shares of Common Stock acquired under the Plan.

10.6    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except to the extent such laws are preempted by the laws of the United States.

10.7    Indemnification. To the extent allowable under applicable law, each member of the Committee and officers and employees of the Company shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense (including, but not limited to, attorneys fees) that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

*             *             *             *             *

The foregoing is hereby acknowledged as being the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan as adopted by the Board of Directors on April 24, 2013 for submission to the stockholders for approval June 20, 2013.

LHC GROUP, INC.

By:
Peter J. Roman
Executive Vice President and Chief Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF

LHC GROUP, INC.

June 20, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 20, 2013.

LHC Group’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended

December 31, 2012 are available at http://www.LHCGroup.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢    20430303000000000000    6                                                                                               062013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2, “FOR” PROPOSAL 3. AND “FOR” PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ John L. Indest ¡ Ronald T. Nixon ¡ W. J. “Billy” Tauzin ¡ Kenneth E. Thorpe	2. To adopt, on an advisory basis, a resolution approving the compensation of the named executive officers.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		4. To approve the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2012 Annual Report to Shareholders.

This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF STOCKHOLDERS OF

LHC GROUP, INC.

June 20, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 20, 2013.
LHC Group’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at http://www.LHCGroup.com.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢    20430303000000000000    6                                                                                               062013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ John L. Indest ¡ Ronald T. Nixon ¡ W. J. “Billy” Tauzin ¡ Kenneth E. Thorpe	2. To adopt, on an advisory basis, a resolution approving the compensation of the named executive officers.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		4. To approve the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2012 Annual Report to Shareholders.

This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐                     ¢

LHC GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors

for the 2012 Annual Meeting of Stockholders to be held on

June 20, 2013 at 10:00 a.m. (Central Time) at LHC Group’s Offices

located at 420 West Pinhook Road

Lafayette, Louisiana 70503

The undersigned hereby revokes all previous proxies and appoints Keith G. Myers and Donald D. Stelly, or either of them, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of LHC Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) thereof. To attend the Annual Meeting of Stockholders and vote in person, please see “Voting Procedures—Voting in Person” in the Proxy Statement.

(Continued and to be signed on the reverse side.)

¢	14475 ¢